UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
LENZ THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 28, 2025,

Dear Fellow Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of LENZ Therapeutics, Inc. (“LENZ”), to be held on Tuesday, June 10, 2025 at 10:00 a.m., Pacific Time. The annual meeting will be conducted live via the Internet. You will be able to attend the annual meeting virtually by visiting www.proxydocs.com/LENZ, where you will be able to register to listen to the meeting live, submit questions and vote online.

The attached formal meeting notice and proxy statement contain details of the business to be conducted at the annual meeting.

Your vote is important. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone or mail.

On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in LENZ.

Sincerely,

Evert Schimmelpennink

President and Chief Executive Officer

LENZ THERAPEUTICS, INC.

201 Lomas Santa Fe Drive, Suite 300

Solana Beach, California 92075

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Pacific Time, on Tuesday, June 10, 2025

Place	The annual meeting (including any postponements, adjournments or continuations thereof, the “annual meeting”) will be conducted virtually via live audio webcast. You will be able to register to attend the annual meeting virtually by visiting www.proxydocs.com/LENZ, where you will be able to listen to the meeting live, submit questions and vote online during the meeting. If you have difficulty accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.

Items of Business

•  To elect two Class III directors to hold office until our 2027 annual meeting of stockholders and two Class I directors to hold office until our 2028 annual meeting of stockholders, each until their respective successors are elected and qualified.

•  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

•  To transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	The close of business on April 14, 2025 Only stockholders of record as of the close of business on April 14, 2025 are entitled to notice of and to vote at the annual meeting.

Availability of Proxy Materials

The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about April 28, 2025 to all stockholders entitled to notice of and to vote at the annual meeting.

The proxy materials and our annual report can be accessed as of April 28, 2025 by visiting www.proxydocs.com/LENZ and using your 12 digit control number on the proxy card.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the Board of Directors,

Evert Schimmelpennink
President and Chief Executive Officer
Solana Beach, California
April 28, 2025

LENZ THERAPEUTICS, INC.

PROXY STATEMENT

FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:00 a.m., Pacific Time, on Tuesday, June 10, 2025

This proxy statement and the enclosed form of proxy are being furnished in connection with the solicitation of proxies by our board of directors for use at our 2025 annual meeting of stockholders, and any postponements, adjournments or continuations thereof. You will be able to attend the annual meeting virtually by visiting www.proxydocs.com/LENZ, where you will be able to listen to the annual meeting live, submit questions and vote online by entering the control number on your Notice of Internet Availability or proxy card.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What is LENZ Therapeutics, Inc.’s relationship to Graphite Bio, Inc.? What is the Merger?

On March 21, 2024 (the “Closing Date”), LENZ Therapeutics, Inc., a Delaware corporation (previously named Graphite Bio, Inc., a Delaware corporation and our predecessor company (“Graphite”)), consummated the previously announced merger pursuant to the terms of the Agreement and Plan of Merger, dated as of November 14, 2023 (the “Merger Agreement”), by and among Graphite, Generate Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Graphite (“Generate Merger Sub”) and LENZ Therapeutics Operations, Inc. (previously named Lenz Therapeutics, Inc.), a Delaware corporation (“LENZ OpCo”).

Pursuant to the Merger Agreement, on the Closing Date, (i) Graphite effected a reverse stock split of Graphite’s issued common stock at a ratio of 1:7, (ii) Graphite changed its name to “LENZ Therapeutics, Inc.”, and (iii) Generate Merger Sub merged with and into LENZ OpCo (the “Merger”), with LENZ OpCo as the surviving company in the Merger and, after giving effect to such Merger, LENZ OpCo becoming a wholly-owned subsidiary of LENZ Therapeutics, Inc. (together with its consolidated subsidiary, “New LENZ” or “LENZ”).

Why am I receiving these materials?

This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2025 annual meeting of stockholders of LENZ Therapeutics, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “annual meeting”). The annual meeting will be held on Tuesday, June 10, 2025 at 10:00 a.m., Pacific Time. The annual meeting will be conducted virtually via the Internet. You will be able to attend the annual meeting virtually by visiting www.proxydocs.com/LENZ, where you will be able to listen to the meeting live, submit questions and vote online during the meeting. Stockholders can go to www.proxydocs.com/LENZ to register to attend the virtual meeting. Stockholders who register to attend will receive an email containing a link to the virtual meeting one hour prior to the meeting start time.

The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about April 28, 2025, to all stockholders of record as of the close of business on April 14, 2025 (the “record date”). The proxy materials and our annual report can be accessed as of April 28, 2025, by visiting www.proxydocs.com/LENZ. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.

What proposals will be voted on at the annual meeting?

The following proposals will be voted on at the annual meeting:

•

the election of two Class III directors to hold office until our 2027 annual meeting of stockholders and two Class I directors to hold office until our 2028 annual meeting of stockholders, each until their respective successors are elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025;

•	any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.

How does the board of directors recommend that I vote on these proposals?

Our board of directors recommends that you vote your shares:

•	“FOR” the election of each Class III and Class I director nominee named in this proxy statement; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

Who is entitled to vote at the annual meeting?

Holders of our common stock as of the close of business on April 14, 2025, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 27,544,520 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”

Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”

Is there a list of registered stockholders entitled to vote at the annual meeting?

A list of registered stockholders entitled to vote at the annual meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting between the hours of 9:00 a.m. and 4:30 p.m., Pacific Time, at our principal executive offices located at 201 Lomas Santa Fe Drive, Suite 300, Solana Beach, California 92075 by contacting our corporate secretary. The list will also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: Each director is elected by a plurality of the votes properly cast on the election of directors. A plurality means that the nominees of each class of directors to be elected at the annual meeting with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of all of the director nominees named herein, (2) WITHHOLD your vote for all director nominees, or (3) vote FOR all director nominees except for those specific director nominees from whom you WITHHOLD your vote. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the votes properly cast. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions are not considered votes cast and thus will have no effect on the outcome of this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

What is the quorum requirement for the annual meeting?

A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person (including virtually) or by proxy, of a majority of the shares of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, stockholders representing a majority of the voting power present at the meeting or the presiding officer of the meeting may adjourn the meeting to another time or place.

How do I vote and what are the voting deadlines?

Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:

•

by Internet at www.proxypush.com/LENZ, 24 hours a day, 7 days a week, until 10:00 a.m. Pacific Time on June 10, 2025 (have your Notice of Internet Availability or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-866-437-3790, 24 hours a day, 7 days a week, until 10:00 a.m. Pacific Time on June 10, 2025 (have your Notice of Internet Availability or proxy card in hand when you call);

•	by completing, signing and mailing your proxy card (if you received printed proxy materials), which must be received prior to the annual meeting; or

•

by attending the annual meeting virtually by visiting www.proxydocs.com/LENZ, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website, you will need your 12 digit control number on your proxy card).

Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive from your broker, bank or other nominee. If your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may vote those shares at the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?

Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	“FOR” the election of all Class III and Class I director nominees named in this proxy statement; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.

Can I change my vote or revoke my proxy?

Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:

•	entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);

•	completing and returning a later-dated proxy card, which must be received prior to the annual meeting;

•

delivering a written notice of revocation to our corporate secretary at LENZ Therapeutics, Inc., 201 Lomas Santa Fe Drive, Suite 300, Solana Beach, California 92075, Attention: Corporate Secretary, which must be received prior to the annual meeting; or

•	attending and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).

Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

What do I need to do to attend the annual meeting?

We will be hosting the annual meeting via live audio webcast only.

Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.proxydocs.com/LENZ. To attend and participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The annual meeting live audio webcast will begin promptly at 10:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may access and participate in the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the annual meeting.

How can I get help if I have trouble checking in or listening to the annual meeting online?

If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Evert Schimmelpennink, our President and Chief Executive Officer, and Daniel Chevallard, our Chief Financial Officer, have been designated as proxy holders for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holder will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holder can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

How can I contact LENZ’s transfer agent?

You may contact our transfer agent, Equiniti Trust Company, LLC, by telephone at (800) 937-5449, or by writing Equiniti Trust Company, LLC, at 48 Wall Street 22nd Floor, New York, NY 10005. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at https://equiniti.com/us/.

How are proxies solicited for the annual meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

Where can I find the voting results of the annual meeting?

We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within such timeframe, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?

If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:

LENZ Therapeutics, Inc.

Attention: Investor Relations

201 Lomas Santa Fe Drive, Suite 300

Solana Beach, California 92075

Tel: (858) 925-7000

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

Implications of being an “emerging growth company” and smaller reporting company.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of Graphite’s initial public offering (i.e., December 31, 2026), (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of the Board

Our board of directors currently consists of seven directors, six of whom are independent under the listing standards of The Nasdaq Stock Market LLC, or Nasdaq. Our board of directors is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. However, since as a result of the Merger we did not hold an annual meeting of stockholders in 2024, the terms of each of our Class III directors and Class I directors expire at the 2025 annual meeting of stockholders, and thus Class III directors will be elected at our 2025 annual meeting of stockholders to hold office until our 2027 annual meeting of stockholders and Class I directors will be elected at our 2025 annual meeting of stockholders to hold office until our 2028 annual meeting of stockholders, each until their respective successors are elected and qualified.

The following table sets forth the names, ages as of April 14, 2025, and certain other information for each of our directors and director nominees:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Kimberlee C. Drapkin(1)(2)	III	57	Director	2023	2025	2027
Zach Scheiner(1)(3)	III	48	Director	2024	2025	2027
Frederic Guerard(2)(3)	I	52	Director	2024	2025	2028
James McCollum	I	70	Director	2024	2025	2028
Continuing Directors
Evert Schimmelpennink	II	53	Chief Executive Officer, President, Secretary, and Director	2024	2026	—
Jeff George(1)	II	51	Chairperson	2024	2026	—
Shelley Thunen(2)(3)	II	72	Director	2024	2026	—

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the compensation committee.
(3)	Member of the audit committee.

Nominees for Director

Kimberlee C. Drapkin has served a member of our board of directors since July 2023. Ms. Drapkin served as interim president and chief executive officer of Graphite Bio, Inc. from August 2023 through the closing of the Merger. Ms. Drapkin has over 25 years of experience working with private and publicly traded biotechnology and pharmaceutical companies, including building and leading finance functions, raising capital, and leading strategic financial planning. Prior to joining Graphite Bio, Ms. Drapkin was the Chief Financial Officer at Jounce Therapeutics, Inc., a biotechnology company, a position she held from August 2015 until the company’s acquisition by Concentra Biosciences, LLC in May 2023, playing a key role in building Jounce’s financial infrastructure. Prior to joining Jounce, Ms. Drapkin owned a financial consulting firm where she served as the interim chief financial officer for numerous early-stage biotechnology companies. Previously, she was the Chief Financial Officer at EPIX Pharmaceuticals, Inc. and also spent ten years in roles of increasing responsibility within the finance organization at Millennium Pharmaceuticals, Inc. Ms. Drapkin’s career began in the technology and life sciences practice at PriceWaterhouseCoopers LLP. Ms. Drapkin served as a member of the board of directors of Proteostasis Therapeutics, Inc. until the completion of the merger of Proteostasis and Yumanity Therapeutics, Inc., at which point she became a member of the Yumanity board of directors. Ms. Drapkin then served on the board of directors of Yumanity through the completion of its reverse merger with Kineta, Inc. She currently serves on the board of directors of Acumen Pharmaceuticals, Inc. (Nasdaq: ABOS), Imugene Limited (ASX: IMU), Kineta, Inc. (Nasdaq: KA), and Climb Bio, Inc. (Nasdaq: CLYM), where she is a member of the audit committee at all four companies. Ms. Drapkin holds a B.S. in accounting from Babson College.

We believe Ms. Drapkin is qualified to serve on our board of directors because of her role as the chief executive officer of Graphite Bio, Inc. prior to the Merger and extensive experience in the life sciences industry.

Zach Scheiner, Ph.D. has served as a member of our board of directors since March 2024. Dr. Scheiner served as a member of LENZ OpCo’s board of directors from October 2020 through the closing of the Merger. Dr. Scheiner joined RA Capital Management, L.P., an investment manager, in April 2015 as an associate, became an analyst in April 2017, and has been a principal since December 2017. Prior to joining RA Capital, Dr. Scheiner was a Science Officer at the California Institute for Regenerative Medicine (CIRM), where he worked from September 2008 to March 2015. Dr. Scheiner currently serves on the board of directors of Nkarta Therapeutics, Inc. (Nasdaq: NKTX) and several private biotechnology companies. Dr. Scheiner holds a B.S. in Molecular Biophysics and Biochemistry from Yale University and a Ph.D. in Neurobiology and Behavior from the University of Washington.

We believe Dr. Scheiner is qualified to serve on our board of directors because of his experience in the life sciences industry and his investing experience.

Frederic Guerard, Pharm.D. has served as a member of our board of directors since March 2024 and served on the LENZ OpCo board of directors from September 2021 through the closing of the Merger. Since October 2023, Dr. Guerard has served as Chief Executive Officer of Opthea Limited (Nasdaq: OPT; ASX: OPT), a biopharmaceutical company. Dr. Guerard served as the President and Chief Executive Officer of Graybug Vision, Inc. from February 2019 until March 2023. From 1999 to February 2019, Dr. Guerard held key leadership roles at Novartis AG, a multinational pharmaceutical company, including Worldwide Business Franchise Head of Ophthalmology from April 2016 to February 2019, Global Franchise Head of Pharmaceuticals at Alcon Laboratories, a Novartis company, from May 2015 to April 2016, Managing Director of the United Kingdom and Ireland from July 2012 to April 2015, and Country President and Managing Director of Australia and New Zealand from April 2009 to July 2012, among others. Dr. Guerard currently serves on the board of directors of CalciMedica, Inc. (Nasdaq: CALC). Dr. Guerard holds a Pharm.D. and a Master of Biological and Medical Sciences from the University of Rouen, France and a Master of Marketing from HEC Paris.

We believe Dr. Guerard is qualified to serve on our board of directors because of his extensive drug development experience and his experience serving in various leadership positions in biotechnology companies.

James McCollum has served as a member of our board of directors since March 2024. Mr. McCollum co-founded LENZ OpCo and served on LENZ OpCo’s board of directors from July 2013 through the closing of the Merger. From September 2016 to March 2021, Mr. McCollum served as LENZ’s President and Chief Executive Officer. From September 2014 to September 2016, Mr. McCollum served as President and Chief Executive Officer of Eye Therapies, LLC, an ocular pharmaceutical company co-founded by Mr. McCollum. Previously, Mr. McCollum served as the President and Chief Executive Officer of Restoration Robotics, a medical robotics company, President and Chief Executive Officer of Vision Membrane Technologies, an intraocular lens medical device company, and President and Chief Executive Officer of Argus Biomedical, an artificial cornea medical device company. Earlier in his career, Mr. McCollum held the position of Senior Vice President of Worldwide Marketing and Sales at VISX, Incorporated, a developer of technology and systems for laser vision correction. Mr. McCollum holds a B.A. in Business from North Carolina State University.

We believe Mr. McCollum is qualified to serve on our board of directors because of his deep knowledge of our business and strategy, his extensive executive leadership and operational experience.

Continuing Directors

Evert Schimmelpennink has served as our President and Chief Executive Officer and a member of our board of directors since March 2024. Mr. Schimmelpennink served as LENZ OpCo’s President and Chief Executive Officer and a member of its board of directors from March 2021 through the closing of the Merger. Previously, from August 2017 to October 2020, Mr. Schimmelpennink served as President and Chief Executive Officer and a member of the board of directors of publicly listed Pfenex, Inc., a biopharmaceutical company, until its acquisition by Ligand Pharmaceuticals Inc. (Nasdaq: LGND) in late 2020. From November 2019 until its sale, Mr. Schimmelpennink also served as the acting Principal Financial Officer and Principal Accounting Officer of Pfenex Inc. From October 2015 to August 2017, Mr. Schimmelpennink served as Chief Executive Officer of Alvotech, a biopharmaceutical company. Prior to that, Mr. Schimmelpennink held senior positions at Pfizer Inc. (NYSE: PFE) and Hospira, Inc. within their global specialty injectables businesses, as well as Synthon BV. Mr. Schimmelpennink currently serves on the board of directors of iBio, Inc. (NYSE: IBIO) and Contineum Therapeutics (f/k/a Pipeline Therapeutics). Mr. Schimmelpennink holds a M.Sc. in Bioprocess Engineering from the University of Wageningen in the Netherlands and a business degree from the Arnhem Business School.

We believe Mr. Schimmelpennink is qualified to serve on our board of directors because of his knowledge of our business and his extensive leadership and operational experience within the pharmaceutical and biotech industries.

Jeff George has served as a member of our board of directors and as Chair since March 2024. Since January 2017, Mr. George has served as the Managing Partner of Maytal Capital, a healthcare-focused private equity investment and advisory firm he founded. Between 2008 and 2016, Mr. George served on the Executive Committee of Novartis Group AG, a pharmaceutical company, first as Division Head and CEO of Sandoz, Novartis’ generic pharmaceuticals and biosimilars subsidiary, and then as Division Head and CEO of Alcon, Novartis’ then eye care subsidiary. Mr. George previously headed Emerging Markets for the Middle East, Africa, Southeast Asia and CIS at Novartis Pharmaceuticals and served as Vice President and Head of Western and Eastern Europe for Novartis Vaccines. Prior to this, Mr. George held leadership roles at Gap Inc. and McKinsey & Co. Mr. George serves on the boards of directors of Amneal Pharmaceuticals, Inc. (Nasdaq: AMRX), a generics and specialty pharmaceuticals company, 908 Devices (Nasdaq: MASS), a pioneer in life science diagnostics, Dorian Therapeutics, a cellular senescence biotech spun out of Stanford University, and MAPS PBC, a late-stage CNS-focused private biopharma company where he serves as chairman of the board. Mr. George also currently serves on several non-profit boards and previously served as the Chairman of Education Opens Doors. Mr. George has also served as an Operating Partner at Revival Healthcare Capital, a medical device-focused private equity firm. Mr. George holds an M.B.A. from Harvard Business School, an M.A. from Johns Hopkins University’s School of Advanced International Studies, and a B.A. from Carleton College.

We believe Mr. George is qualified to serve on our board of directors because of his extensive industry background and experience in the life sciences industry.

Shelley Thunen has served as a member of our board of directors since March 2024. Ms. Thunen served as a member of LENZ OpCo’s board of directors from November 2023 through the closing of the Merger. Since February 2017, Ms. Thunen has served as Chief Financial Officer of RxSight, Inc. (Nasdaq: RXST), an ophthalmic medical technology company, and served as RxSight’s Chief Administrative Officer from January 2016 to February 2017. From January 2013 to October 2015, Ms. Thunen served as the Chief Financial Officer of Endologix, Inc. (Nasdaq: ELGX), a medical device company. From August 2010 to December 2012, Ms. Thunen served as Associate General Manager of Alcon LenSx, Inc., a medical device company. Prior to Alcon’s (NYSE: ALC) acquisition of LenSx, Inc. in August 2010, Ms. Thunen served as a board member and chair of the audit committee from April 2008 to August 2010, as well as Chief Financial Officer and Vice President, Operations from November 2009 to August 2010. Ms. Thunen joined IntraLase Corp. (Nasdaq: ILSE), a laser technology company, in May 2001 and was its Chief Financial Officer and later Executive Vice President & Chief Financial Officer until its acquisition by Advanced Medical Optics, Inc. (NYSE: EYE) in April 2007. Ms. Thunen serves on the board of directors and as audit committee chair of AEON Biopharma, Inc. (NYSE: AEON). Ms. Thunen holds a B.A. in economics and an M.B.A. from the University of California, Irvine.

We believe Ms. Thunen is qualified to serve on our board of directors because of her extensive experience in the biotechnology industry and her leadership experience as a senior financial executive.

Director Independence

Our common stock is listed on Nasdaq. As a company listed on Nasdaq, we are required under Nasdaq listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board. Under Nasdaq listing rules, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Nasdaq listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing rules applicable to compensation committee members.

Our board of directors has undertaken a review of the independence of each of our directors. Our board of directors has determined that none of Ms. Thunen, Dr. Guerard, Dr. Scheiner, Ms. Drapkin, Mr. George and Mr. McCollum, representing six of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. Evert Schimmelpennink is not considered an independent director because of his position as our Chief Executive Officer, President, and Secretary.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the transactions involving them described in the section titled “Related Person Transactions.”

There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

Our corporate governance framework provides our board flexibility to determine the appropriate leadership structure for the Company, and whether the roles of chairperson and chief executive officer should be separated or combined. In making this determination, our board considers many factors, including the needs of the business, our board’s assessment of its leadership needs from time to time and the best interests of our stockholders. If the role of chairperson is filled by a director who does not qualify as an independent director, then our corporate governance guidelines provide that one of our independent directors may serve as our lead independent director.

Our board believes that it is currently appropriate to separate the roles of chairperson and chief executive officer. The chief executive officer is responsible for day-to-day leadership, while our chairperson, along with the rest of our independent directors, ensures that our board’s time and attention is focused on providing independent oversight of management and matters critical to our company. The board believes that Mr. George’s deep knowledge of the Company and industry, as well as strong leadership and governance experience, enable Mr. George to lead our board effectively and independently.

Role of Board in Risk Oversight Process

One of the key functions of our board of directors is informed oversight of the risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss major financial risk exposures as well as risks and exposures associated with cybersecurity, information security and privacy matters, and the steps our management takes to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The compensation committee also assesses and monitors whether compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee

The current members of our audit committee are Shelley Thunen, Frederic Guerard and Zach Scheiner, and Ms. Thunen serves as the chairperson of the audit committee. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes, and each member must qualify as an independent director for audit committee purposes under applicable rules. Shelley Thunen, Zach Scheiner and Frederic Guerard are each financially literate and Shelley Thunen qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The functions of our audit committee include, among other things, the authority and responsibility to:

•	select, retain, compensate, evaluate, oversee and, where appropriate, terminate our independent registered public accounting firm;

•	review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent auditor;

•	evaluate the independence and qualifications of our independent registered public accounting firm;

•	review our financial statements, and discuss with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;

•	review and discuss with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;

•	discuss with management our procedures regarding the presentation of our financial information, and review earnings press releases and guidance;

•	oversee the design, implementation and performance of our internal audit function, if any;

•	set hiring policies with regard to the hiring of employees and former employees of our independent auditor and oversee compliance with such policies;

•	review, approve and monitor related party transactions;

•

adopt and oversee procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	review and discuss with management and our independent auditor the adequacy and effectiveness of our legal, regulatory and ethical compliance programs; and

•

review and discuss with management and our independent auditor our guidelines and policies to identify, monitor and address enterprise risks, including major financial risks exposures and risks and exposures associated with cybersecurity, information security and privacy matters.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq, available on our website at https://ir.lenz-tx.com/corporate-governance. Following the closing of the Merger through December 31, 2024, our audit committee held four meetings.

Compensation Committee

The members of our compensation committee are Frederic Guerard, Kimberlee C. Drapkin and Shelley Thunen, and Dr. Guerard serves as the chairperson of the compensation committee. Our board of directors has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq.

The functions of our compensation committee include, among other things, the authority and responsibility to:

•	review, approve or make recommendations to our board of directors regarding the compensation for our executive officers, including our chief executive officer;

•	review, approve and administer our employee benefit and equity incentive plans;

•	establish and review the compensation plans and programs of our employees, and ensure that they are consistent with our general compensation strategy;

•	make recommendations to our board of directors regarding non-employee director compensation;

•	monitor compliance with any stock ownership guidelines; and

•	approve or make recommendations to our board of directors regarding the creation or revision of any clawback policy.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq, available on our website at https://ir.lenz-tx.com/corporate-governance. Following the closing of the Merger through December 31, 2024, our compensation committee held two meetings.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Jeff George, Kimberlee C. Drapkin, and Zach Scheiner, and Mr. George serves as the chair of the nominating and corporate governance committee. Our board of directors has determined that each of the members of our nominating and corporate governance committee satisfy the independence requirements of Nasdaq.

The functions of our nominating and corporate governance committee include, among other things, the authority and responsibility to:

•	review and assess and make recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of board members;

•	identify, evaluate, select or make recommendations to our board of directors regarding nominees for election to our board of directors;

•	develop policies and procedures for considering stockholder nominees for election to our board of directors;

•	review our succession planning process for our chief executive officer and any other members of our executive management team;

•	review and make recommendations to our board of directors regarding the composition, organization and governance of our board of directors and its committees;

•	review and make recommendations to our board of directors regarding our corporate governance guidelines and corporate governance framework;

•	oversee director orientation for new directors and continuing education for our directors;

•	oversee the evaluation of the performance of our board of directors and its committees;

•

review and monitor compliance with our code of business conduct and ethics, and review conflicts of interest of our board members and officers other than related party transactions reviewed by our audit committee; and

•	administer policies and procedures for communications with the non-management members of our board of directors.

Our nominating and corporate governance committee operates under a written charter, available on our website at https://ir.lenz-tx.com/corporate-governance, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. Following the closing of the Merger through December 31, 2024, our nominating and corporate governance committee held one meeting.

Role of Board in Cybersecurity Oversight

One of the key functions of our board of directors is informed oversight of our risk management process, including risks from cybersecurity threats. Our board of directors is responsible for monitoring and assessing strategic risk exposure, and our executive officers are responsible for the day-to-day management of the material risks we face. Our board of directors administers its cybersecurity risk oversight function directly as a whole, as well as through the audit committee.

Our Chief Financial Officer is primarily responsible for the assessment and management of our material risks from cybersecurity threats, and the oversight of our cybersecurity policies and processes, including those described in “Risk Management and Strategy” above. Our Chief Financial Officer and our third party managed IT service provider collectively have significant prior work experience in various roles involving managing information security and implementing effective information and cybersecurity programs. They are informed about and monitor the prevention, mitigation, detection and remediation of cybersecurity incidents. Our information technology general controls are firmly established based on recognized industry standards and cover areas such as risk management, data backup, and disaster recovery. We have implemented processes to monitor security threats and vulnerabilities and respond to all cybersecurity incidents that could have an impact on our business operations, including prompt escalation and communication of major security incidents to senior leadership and our board of directors.

Our Chief Financial Officer provides annual briefings to the audit committee regarding the Company’s cybersecurity risks and activities, including any recent cybersecurity incidents and related responses, cybersecurity systems testing, activities of third parties, and the like. The audit committee provides regular updates to the board of directors on such reports.

For additional information regarding our cybersecurity risk management and governance, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Attendance at Board and Stockholder Meetings

Following the Merger through December 31, 2024, our board of directors held six meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she was a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served as a director.

Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend.

Executive Sessions of Non-Employee Directors

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis but no less than two times a year. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis but no less than two times a year.

Compensation Committee Interlocks and Insider Participation

Following the Merger, the members of our compensation committee were Frederic Guerard, Kimberlee C. Drapkin and Shelley Thunen. None of the members of our compensation committee has ever been an executive officer or employee of the Company, other than Ms. Drapkin who served as interim President and Chief Executive Officer of Graphite, and an employee of Graphite, until immediately prior to the consummation of the Merger. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serves as a member of the board of directors or our compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our nominating and governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business experience and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and governance committee considers a broad range of perspectives, backgrounds and experiences.

If our nominating and governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.

After completing its review and evaluation of director candidates, our nominating and governance committee recommends to our full board of directors the director nominees for selection. Our nominating and governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.

Stockholder Recommendations and Nominations to our Board of Directors

Our nominating and governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and governance committee will evaluate such recommendations in accordance with its charter, our bylaws and corporate governance guidelines and the director nominee criteria described above.

A stockholder that wants to recommend a candidate to our board of directors for consideration by our nominating and governance committee should direct the recommendation in writing by letter to our corporate secretary at LENZ Therapeutics, Inc., 201 Lomas Santa Fe Drive Suite 300, Solana Beach, California 92075, Attention: Corporate Secretary. In accordance with our corporate governance guidelines, such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our common stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Stockholder recommendations must be received by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC, including but not limited to Rule 14a-8 and Rule 14a-19 under the Exchange Act, and should be sent in writing to our corporate secretary at the address above.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our Chief Executive Officer or Chief Financial Officer by mail to our principal executive offices at LENZ Therapeutics, Inc., 201 Lomas Santa Fe Drive Suite 300, Solana Beach, California 92075. Our Chief Executive Officer or Chief Financial Officer, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Chief Executive Officer or Chief Financial Officer will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board or the lead independent director (if one is appointed). These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Policy Prohibiting Hedging or Pledging of Securities

Under our insider trading policy, our employees, including our executive officers, and the members of our board of directors are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at https://ir.lenz-tx.com/corporate-governance/governance-documents. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Director Compensation

Director Compensation Policy

Our board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. In 2023, the compensation committee of the LENZ OpCo board of directors retained Aon, a third-party compensation consultant, to provide the LENZ OpCo board of directors and its compensation committee with an analysis of publicly available market data regarding practices and compensation levels at comparable companies and assistance in determining compensation to be provided to LENZ Therapeutics’ non-employee directors. Based on the discussions with and assistance from the compensation consultant, in connection with the Merger, our board of directors adopted an Outside Director Compensation Policy that provides for certain compensation to our non-employee directors. The Outside Director Compensation Policy became effective as of the closing of the Merger.

Cash Compensation

The Outside Director Compensation Policy provides for the following cash compensation program for our non-employee directors:

•	$40,000 per year for service as a non-employee director;

•	$30,000 per year for service as non-employee chair of our board of directors;

•	$15,000 per year for service as chair of our audit committee;

•	$7,500 per year for service as a member of our audit committee;

•	$12,000 per year for service as chair of our compensation committee;

•	$6,000 per year for service as a member of our compensation committee;

•	$10,000 per year for service as chair of our nominating and corporate governance committee; and

•	$5,000 per year for service as a member of our nominating and corporate governance committee.

Each non-employee director who serves as a committee chair of our board of directors receives the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee director who serves as the non-employee chair of our board of directors receives the annual retainer fees for such role as well as the annual retainer fee for service as a non-employee director. These fees to our non-employee directors are paid quarterly in arrears on a prorated basis. The above-listed fees for service as non-employee chair of our board of directors or a chair or member of any committee are payable in addition to the non-employee director retainer. Under our Outside Director Compensation Policy, we also reimburse our non-employee directors for reasonable travel expenses to attend meetings of our board of directors and its committees.

Equity Compensation

Initial Award. Pursuant to our Outside Director Compensation Policy, each person who first becomes a non-employee director after the effective date of such policy will receive, on the first trading day on or after the date that the person first becomes a non-employee director (the first date as a non-employee director, the “Initial Start Date”), an initial award of stock options to purchase 27,000 shares of our common stock (the “Initial Award”). Each Initial Award will be scheduled to vest in equal monthly installments over thirty-six (36) months on the same day of each relevant month as the applicable vesting date, in each case subject to the outside director continuing to be an outside director through the applicable vesting date. If the person was a member of our board of directors and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.

Annual Award. On the first trading day immediately following each annual meeting of the Company’s stockholders (an “Annual Meeting”) following the effective date of the Merger, each non-employee director automatically will be granted an award of stock options (an “Annual Award”) to purchase 13,500 shares of our common stock, with such number of shares subject to equitable adjustment by the Board in the event of a capitalization adjustment; provided that the first Annual Award granted to an individual who first becomes a non-employee director following the effective date of the Outside Director Compensation Policy will cover a number of shares equal to the product of (A) 13,500 multiplied by (B) a fraction, (i) the numerator of which is the number of fully completed months between the applicable Initial Start Date and the date of the first Annual Meeting to occur after such individual first becomes a non-employee director, and (ii) the denominator of which is twelve (12), subject to equitable adjustment by the Board in the event of a capitalization adjustment. Each Annual

Award will be scheduled to vest in full on the first anniversary of the date on which the Annual Award is granted, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

Other Compensation and Benefits. Non-employee directors also may be eligible to receive other compensation and benefits, as may be determined by the Board or a designated committee, as applicable, from time to time.

Change in Control. In the event of a change in control, as defined in the 2024 Equity Incentive Plan (“2024 Plan”), each non-employee director will fully vest in his or her outstanding Company equity awards as of immediately prior to a change in control, provided that the non-employee director continues to be a non-employee director through the date of the change in control.

Director Compensation Limits. Our Outside Director Compensation Policy provides that no non-employee director may be provided cash retainers or fees and granted awards with values with amounts that, in any fiscal year, in the aggregate, exceed $750,000, provided that, in the fiscal year containing a non-employee director’s Initial Start Date, such limit will be increased to $1,000,000. Any awards or other compensation provided to an individual (a) for his or her services as an employee, or for his or her services as an advisor or consultant other than as a non-employee director, or (b) prior to the closing of the Merger, will be excluded for purposes of the foregoing limit.

Director Compensation for Fiscal Year 2024

The following table sets forth information regarding the compensation earned for service on our board of directors during the year ended December 31, 2024 by non-employee directors. Mr. Schimmelpennink did not receive any additional compensation for his service as a director in 2024. Mr. Schimmelpennink’s compensation as a named executive officer, and Ms. Drapkin’s compensation received as a non-employee director since the closing of the Merger, is set forth below under “— Summary Compensation Table.”

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	All other compensation ($)		Total ($)
Jeff George(2)	62,418	333,804	—		396,222
Frederic Guerard(3)	46,423	333,804	—		380,227
James McCollum(4)	31,209	333,804	—		365,013
Shelley Thunen(5)	47,593	333,804	—		381,397
Zach Scheiner(6)	40,962	333,804	—		374,766
Abraham Bassan(7)	11,250	—	—		11,250
Jerel Davis(7)	11,625	—	—		11,625
Kristin M. Hege(7)	11,250	—	—		11,250
Joseph Jimenez(7)	11,625	—	—		11,625
Perry Karsen(7)	19,500	—	—		19,500
Matthew Porteus(7)	10,000	—	17,500	(8)	27,500
Carlo Rizzuto(7)	11,250	—	—		11,250
Smital Shah(7)	12,500	—	—		12,500
Jo Viney(7)	11,250	—	—		11,250

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during 2024, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	As of December 31, 2024, Mr. George holds outstanding options to purchase 27,000 shares.
(3)	As of December 31, 2024, Dr. Guerard holds outstanding options to purchase 81,468 shares.
(4)	As of December 31, 2024, Mr. McCollum holds outstanding options to purchase 27,000 shares.
(5)	As of December 31, 2024, Ms. Thunen holds outstanding options to purchase 27,000 shares.
(6)	As of December 31, 2024, Dr. Scheiner holds outstanding options to purchase 27,000 shares.
(7)	Resigned from the board of directors on March 21, 2024, effective as of the effective time of the Merger.
(8)	Dr. Porteus received compensation from Graphite under a consulting agreement.

Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of our securities and those of public companies in which we have a business relationship by our directors, executive officers, employees and independent contractors, contingent workers and consultants, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. It is our policy that any transactions in LENZ securities by the company itself shall be in full compliance with insider trading laws, rules and regulations.

PROPOSAL NO. 1:

ELECTION OF CLASS III AND CLASS I DIRECTORS

Our board of directors currently consists of seven directors and is divided into three classes with staggered three-year terms. At the annual meeting, two Class III directors will be elected for a two year-term and two Class I directors will be elected for a three-year term, each to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Nominees

Our nominating and governance committee has recommended, and our board of directors has approved, Kimberlee C. Drapkin and Zach Scheiner as nominees for election as Class III directors at the annual meeting and Frederic Guerard and James McCollum as nominees as Class I directors at the annual meeting. If elected, each of Ms. Drapkin and Dr. Scheiner will serve as a Class III director until the 2027 annual meeting of stockholders and Dr. Guerard and Mr. McCollum will serve as a Class I director until the 2028 annual meeting of stockholders, each until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

Ms. Drapkin, Dr. Scheiner, Dr. Guerard, and Mr. McCollum have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.

Vote Required

Each director is elected by a plurality of the votes properly cast on the election of directors. A plurality means that the nominees of each class of directors to be elected at the annual meeting with the largest number of FOR votes are elected as directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for our fiscal year ending December 31, 2025. Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2024.

At the annual meeting, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Our audit committee is submitting the appointment of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Ernst & Young LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Ernst & Young LLP, then our audit committee may reconsider the appointment. One or more representatives of Ernst & Young LLP are expected to be present at the annual meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.

Change in Certifying Accountant

On March 21, 2024, the audit committee of the board of directors approved a resolution appointing Ernst & Young LLP as New LENZ’s independent registered public accounting firm to audit New LENZ’s consolidated financial statements for the fiscal year ending December 31, 2024. Ernst & Young LLP served as the independent registered public accounting firm of LENZ OpCo prior to the Merger. Accordingly, Deloitte & Touche LLP (“Deloitte”), Graphite’s independent registered public accounting firm prior to the Merger, was informed on March 21, 2024 that it was dismissed as New LENZ’s independent registered public accounting firm.

The reports of Deloitte on Graphite’s financial statements as of and for the most recent fiscal years ending December 31, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During Graphite’s fiscal years ending December 31, 2023 and 2022 and the subsequent interim period through March 21, 2024, there were no disagreements between Graphite and Deloitte on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in its reports on Graphite’s financial statements for such year.

During Graphite’s fiscal years ending December 31, 2023 and 2022 and the subsequent interim period through March 21, 2024, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

New LENZ provided Deloitte with a copy of the foregoing disclosures and requested that Deloitte furnish New LENZ with a letter addressed to the SEC stating whether it agrees with the statements made by New LENZ set forth above. Deloitte furnished such letter in March 2024 and a copy was filed as Exhibit 16.1 to New LENZ’s Form 8-K filed with the SEC on March 22, 2024.

During the fiscal years ending December 31, 2023 and 2022 and the subsequent interim period through March 21, 2024, neither New LENZ, nor any party on behalf of New LENZ, consulted with Ernst & Young LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to New LENZ’s consolidated financial statements, and no written report or oral advice was provided to New LENZ by Ernst & Young LLP that was an important factor considered by New LENZ in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered by Ernst & Young LLP to us for the years ended December 31, 2024 and 2023.

	2024	2023
Audit Fees(1)	$1,127,084	$1,532,008
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	76,735
All Other Fees(4)	—	—

Total Fees	$1,127,084	$1,608,743

(1)

“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly condensed consolidated financial statements and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with regulatory filings or engagements for those fiscal years. These fees included the issuance of consents in connection with registration statement filings with the SEC.

(2)	“Audit-Related Fees” consist of fees for other audit-related professional services.
(3)	“Tax Fees” consist of fees billed for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” any fees billed that are not audit, audit-related or tax fees.

Auditor Independence

In 2024, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Effective upon the closing of the Merger, our audit committee established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. Since the adoption of this policy, all services provided by Ernst & Young LLP have been pre-approved by our audit committee.

Vote Required

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the votes properly cast. Abstentions are not considered votes cast and thus will have no effect on the outcome of this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2025.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing standards and SEC rules and regulations. The primary purpose of our audit committee is to oversee our financial reporting process on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at https://ir.lenz-tx.com/corporate-governance. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and reassesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the Company’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare the Company’s financial statements. Those are fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;

•	discussed with EY the matters required to be discussed by the applicable requirements of PCAOB and the Securities and Exchange Commission (“SEC”); and

•

received the written disclosures and the letters from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the Board of Directors:

Shelley Thunen (Chairperson)

Frederic Guerard

Zach Scheiner

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by LENZ under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent LENZ specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of April 14, 2025.

Name	Age	Position
Evert Schimmelpennink	53	Chief Executive Officer, President, Secretary, and Director
Shawn Olsson	42	Chief Commercial Officer
Marc Odrich	66	Chief Medical Officer
Daniel Chevallard	45	Chief Financial Officer

For the biography of Mr. Schimmelpennink, please see “Board of Directors and Corporate Governance – Continuing Directors.”

Shawn Olsson has served as our Chief Commercial Officer since March 2024. Mr. Olsson served as LENZ OpCo’s Chief Commercial Officer from April 2021 through the closing of the Merger. Previously, from March 2018 to April 2021, Mr. Olsson served as Vice President of North American Marketing and Global Portfolio and Vice President of North American Marketing at Xellia Pharmaceuticals, a pharmaceuticals and life sciences company. From September 2015 to March 2018, Mr. Olsson served as Director, Global Sterile Injectables on Market Strategy Lead and Commercial Lead, Opioids and Syringe Technology Portfolio at Pfizer (NYSE: PFE), a multinational pharmaceutical and biotechnology company. Mr. Olsson holds a B.S. in Mechanical Engineering from Purdue University, a M.S. in Mechanical Engineering from University of Michigan and an M.B.A. in Strategic Management and Finance from University of Chicago.

Marc Odrich, M.D. has served as our Chief Medical Officer since March 2024. Dr. Odrich served as LENZ OpCo’s Chief Medical Officer from July 2021 through the closing of the Merger and provided consulting services to LENZ OpCo from March 2018 to July 2021. Since June 2017, Dr. Odrich has served as an Associate Professor of Ophthalmology at the University of Virginia, where he specializes in Refractive Surgery and Ocular Surface Disease. Since March 2016, Dr. Odrich has served as a consultant to TearSolutions, Inc., an early stage clinical ophthalmology company specializing in Ocular Surface Disease. Dr. Odrich is a member of the board of directors of Epion Therapeutics. Dr. Odrich previously served as the Medical Director for Visx Incorporated, a developer of technology and systems for laser vision correction, where he led the clinical team in bringing the excimer laser into commercialization worldwide. Dr. Odrich has been involved with group, private and academic ophthalmic practices since 1990. Dr. Odrich holds a B.A. in Ancient History from Columbia University in the City of New York and an M.D. from Columbia University’s College of Physicians and Surgeons. Dr. Odrich completed an internship in internal medicine at Yale’s Danbury Hospital before pursuing his residency at Columbia University’s Harkness Eye Institute. Dr. Odrich then completed a two-year fellowship focused on cornea and external disease at Harvard’s Massachusetts Eye and Ear Infirmary.

Daniel Chevallard has served as our Chief Financial Officer since March 2024. From July 2019 to March 2024, Mr. Chevallard served as Chief Financial Officer, Treasurer and Secretary of Viracta Therapeutics, Inc. (NASDAQ: VIRX), a biotechnology company, and served as its Chief Operating Officer from March 2021 to March 2024. Previously, Mr. Chevallard served as the Chief Financial Officer and principal financial officer at Regulus Therapeutics (NASDAQ: RGLS) from May 2017 to July 2019. Mr. Chevallard joined Regulus Therapeutics in December 2012 as Vice President, Accounting and Financial Reporting and served as Vice President, Finance from May 2013 to April 2017. Prior to joining Regulus Therapeutics, Mr. Chevallard held various senior roles in corporate finance, accounting and financial reporting including Controller and Senior Director, Finance of Prometheus Laboratories Inc. (acquired by Nestlé Health Science in July 2011). Prior to joining Prometheus, Mr. Chevallard spent approximately five years in public accounting at Ernst & Young, LLP in their assurance services practice. Mr. Chevallard received his Bachelor of Accountancy from the University of San Diego and is a Certified Public Accountant (inactive) in the state of California.

EXECUTIVE COMPENSATION

To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving these goals.

We believe our compensation program should promote the success of the company and align executive incentives with the long-term interests of our stockholders. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.

This section provides an overview of our and LENZ OpCo’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. Unless otherwise indicated, as used in this section, “LENZ,” the “Company,” “we,” “us” and “our” refer to LENZ OpCo prior to the closing of the Merger and the Company after the closing of the Merger. Upon the closing of the Merger, the executive officers of LENZ OpCo became executive officers of the Company.

Our named executive officers for the year ended December 31, 2024 were:

•	Evert Schimmelpennink, Chief Executive Officer, President, and Secretary since the closing of the Merger

•	Kimberlee C. Drapkin, former interim President and Chief Executive Officer

•	Marc Odrich, Chief Medical Officer

•	Daniel Chevallard, Chief Financial Officer

Summary Compensation Table for the Fiscal Year Ended December 31, 2024

The following table shows the compensation earned by our named executive officers for the fiscal years ended December 31, 2024 and 2023.

Name and principal position	Year	Salary ($)		Bonus ($)(1)		Non-equity incentive plan compensation ($)(2)	Option awards ($)(1)		All other compensation ($)		Total ($)
Evert Schimmelpennink
President and Chief Executive Officer	2024	607,125	(4)	—		450,450	5,912,135		13,800	(5)	6,983,510
	2023	537,438	(6)	335,898		—	1,630,871		13,200	(5)	2,517,407
Kimberlee C. Drapkin(7)
Former Interim President and Chief Executive Officer, and Director	2024	163,541	(8)	200,000	(9)	—	333,804	(10)	400,000	(9)	1,097,345
	2023	200,521	(8)	—		—	71,148		—		271,669
Daniel Chevallard(11)
Chief Financial Officer	2024	376,808		—		196,923	2,489,320		—		3,063,051
Marc Odrich
Chief Medical Officer	2024	466,250	(12)	—		252,200	1,306,893		13,800	(5)	2,039,143
	2023	410,000		153,750		—	343,213		13,200	(5)	920,163

(1)	The amounts reported represent discretionary bonuses paid in 2024 based upon the achievement of our goals for the year ended December 31, 2023, as determined by our board of directors.
(2)

These amounts represent performance-based cash bonuses paid under the Incentive Compensation Plan (as defined below) for the year ended December 31, 2024, each of which was paid in the subsequent fiscal year. The Incentive Compensation Plan is more fully described below under the section titled “—Non-Equity Incentive Plan Compensation.”

(3)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during 2023 and 2024, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The assumptions used in calculating the grant date fair value of the awards disclosed in this column are set forth in Note 9 to LENZ’s consolidated financial statements included elsewhere in this Form 10-K. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(4)

The amount reported reflects the total salary earned by Mr. Schimmelpennink in 2024. Mr. Schimmelpennink’s annual base salary was $538,500 from January 1, 2024 until March 20, 2024 and was increased to an annual base salary of $630,000 on March 21, 2024.

(5)	The amounts reported represent matching contributions under LENZ’s 401(k) plan.
(6)

The amount reported reflects the total salary earned by Mr. Schimmelpennink in 2023. Mr. Schimmelpennink’s annual base salary was $513,000 from January 1, 2023 until January 31, 2023 and was increased to an annual base salary of $538,500 on February 1, 2023.

(7)	Ms. Drapkin commenced employment with Graphite on August 21, 2023, and served as Graphite’s interim President and Chief Executive Officer from August 21, 2023 through the closing of the Merger.
(8)

Ms. Drapkin’s 2023 salary is pro-rated for the portion of the year in which she was employed by Graphite. Ms. Drapkin’s 2024 salary represents $123,750 paid as salary to Ms. Drapkin for her services as our former Interim President and Chief Executive Officer until the closing of the Merger, and $39,791 as fees for her services as a non-employee director since the closing of the Merger pursuant to the Director Compensation Policy.

(9)

Ms. Drapkin was entitled to a cash severance payment in the amount of (i) $400,000 in the event of a termination of her employment other than for cause or death upon or within 12 months after the closing of a Strategic Transaction (as defined in Ms. Drapkin’s offer letter and which included the Merger), plus an additional bonus in the amount of $200,000 if the definitive agreement for such Strategic Transaction was executed within three (3) months after August 21, 2023.

(10)	This amount relates to Ms. Drapkin’s option award granted for her service as a non-employee director following the closing of the Merger pursuant to our Outside Director Compensation Policy.
(11)	Mr. Chevallard commenced employment with the Company on March 21, 2024. His 2024 annual base salary and bonus are pro-rated based on his employment commencement date.
(12)

The amount reported reflects the total salary earned by Dr. Odrich in 2024. Dr. Odrich’s annual base salary was $410,000 from January 1, 2024 until March 20, 2024 and was increased to an annual base salary of $485,000 on March 21, 2024.

Non-Equity Incentive Plan Compensation

We maintain the Employee Incentive Compensation Plan (the “Incentive Compensation Plan”), which allows our board of directors or compensation committee to grant incentive awards, generally payable in cash, to employees selected by our compensation committee, including our executive officers, based upon performance goals established by our board of directors or compensation committee. In April 2024, our board of directors approved performance goals under the Incentive Plan for 2024 (the “2024 Bonus Plan”).

The performance goals under the 2024 Bonus Plan applied to each of our named executive officers. Each corporate performance goal was provided a specific weighting, and the extent of achievement of each such goal was expressed as a percentage (with 100% representing target achievement, provided that achievement could be higher or lower depending on actual performance) and determined the payout with respect to the portion of the cash incentive opportunity allocated to such goal. Each of Mr. Schimmelpennink, Mr. Chevallard and Dr. Odrich’s cash incentive opportunities for 2024 were based 100% on achievement of the corporate performance goals.

In January 2025, our board of directors completed a review of the Company’s performance against the corporate performance goals under the 2024 Bonus Plan. In its review, our board of directors evaluated the Company’s progress against these corporate performance goals, determining that the goals were exceeded. Based upon this evaluation and application of the weightings, our compensation committee approved payment of a cash bonus to each of Mr. Schimmelpennink, Mr. Chevallard and Dr. Odrich in amounts that resulted from 130% achievement of the corporate performance goals under the 2024 Bonus Plan. Each cash bonus was paid to Mr. Schimmelpennink, Mr. Chevallard and Dr. Odrich in early 2025.

The amounts in the Summary Compensation Table under the column titled “Non-equity incentive plan compensation” for 2024, for each of Mr. Schimmelpennink, Mr. Chevallard and Dr. Odrich are equal to 100% of his respective target bonus opportunity, multiplied by 130% for the achievement of the corporate performance goals.

Narrative Disclosure to Summary Compensation Table for the Fiscal Year Ended December 31, 2024

Base Salary

See the footnotes to the Summary Compensation Table for the Fiscal Year Ended December 31, 2024 above for information on the base salaries of our named executive officers in effect during fiscal years ended 2024 and 2023.

2024 Annual Cash Bonuses

Each of our named executive officers is eligible to participate in an annual cash incentive compensation program which provides participants with an opportunity to earn variable cash incentive compensation based on individual and company performance. For 2024, Mr. Schimmelpennink’s target bonus was 55% of his base salary, and Dr. Odrich’s and Mr. Chevallard’s target bonus was 40% of each of his base salary.

The determination of the 2024 bonus amount was discretionary based on our board of directors assessment of company performance against corporate goals.

The actual annual cash bonuses awarded to each named executive officer for 2024 performance are set forth above in the “Bonus” column of the Summary Compensation Table for the Fiscal Year Ended December 31, 2024.

Outstanding Equity Awards at Fiscal Year-End December 31, 2024

The following table sets forth certain information regarding equity awards granted to our named executive officers that remained outstanding as of December 31, 2024. The number of shares subject to each award and, where applicable, the exercise price per share, reflect all changes as a result of our capitalization adjustments in connection with the Merger.

	Option Awards							Stock Awards
Name	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested
Evert Schimmelpennink	3/8/2021	(2)	317,911	24,195	(3)	1.04	3/7/2031	—		—
	11/24/2022	(2)	77,552	5,171	(3)	5.05	11/23/2032	—		—
	6/20/2023	(2)	138,190	177,674	(4)	6.04	6/19/2033	—		—
	3/21/2024	(5)	—	475,000	(6)	15.05	3/20/2034	—		—
Kimberlee C. Drapkin	7/28/2023	(7)	8,438	—	(7)	11.94	7/27/2033	—		—
Daniel Chevallard	3/21/2024	(5)	—	200,000	(6)	15.05	3/20/2034	—		—
Marc Odrich	8/19/2021	(2)	—	—		—	—	7,210	(8)	208,153	(9)
	11/24/2022	(2)	—	—		—	—	5,842	(10)	168,659	(9)
	6/20/2023	(2)	29,081	37,391	(4)	6.04	6/19/2033	—		—
	3/21/2024	(5)	—	105,000	(6)	15.05	3/20/2034	—		—

(1)

The stock option awards that were granted by LENZ OpCo prior to the closing of the Merger were granted with a per share exercise price equal to the fair market value of one share of LENZ OpCo common stock on the date of grant, as determined in good faith by its board of directors based on third party valuations of its common stock. The stock option awards granted by Graphite prior to the closing of the Merger and all option awards granted following the closing of the Merger were granted with a per share exercise price equal to the closing price of the Company’s common stock in trading on Nasdaq on the date of grant.

(2)	Stock option award was granted under and subject to the terms of the LENZ OpCo 2020 Equity Incentive Plan (the “2020 Plan”).
(3)

Twenty-five percent of the shares subject to the option vested on March 8, 2022, and 1/36th of the remaining shares subject to the award shall vest each month thereafter on the same day of the month, subject to Mr. Schimmelpennink continuing to be a service provider to LENZ through each such date. All of the shares underlying the option are subject to an early exercise provision pursuant to which Mr. Schimmelpennink may exercise the option for shares of restricted stock subject to LENZ’s right to repurchase such shares that lapses on the same vesting schedule as would have applied to such shares under the option. Additionally, the option is subject to certain equity acceleration benefits provided for in the Severance Policy. For a summary of the material terms of the Severance Policy, please see the section of this prospectus below titled “Potential Payments Upon Termination or Change of Control.”

(4)

Twenty-five percent of the shares subject to the option vested on March 6, 2024, and 1/36th of the remaining shares subject to the award shall vest each month thereafter on the same day of the month, subject to the named executive officer continuing to be a service provider to LENZ through each such date. All of the shares underlying the option are subject to an early exercise provision pursuant to which such named executive officer may exercise the option for shares of restricted stock subject to LENZ’s right to repurchase such shares that lapses on the same vesting schedule as would have applied to such shares under the option. Additionally, the option is expected to be subject to certain equity acceleration benefits provided for in the Severance Policy. For a summary of the material terms of the Severance Policy, please see the section of this prospectus below titled “Potential Payments Upon Termination or Change of Control.”
(5)	Stock option award was granted under and subject to the terms of the 2024 Equity Incentive Plan.
(6)

Twenty-five percent of the shares subject to the option shall vest on March 21, 2025, and 1/36th of the remaining shares subject to the award shall vest each month thereafter on the same day of the month, subject to the named executive officer continuing to be a service provider to LENZ through each such date. Additionally, the option is expected to be subject to certain equity acceleration benefits provided for in the Severance Policy. For a summary of the material terms of the Severance Policy, please see the section of this prospectus below titled “Potential Payments Upon Termination or Change of Control.”

(7)

Equity award is subject to the terms of Graphite’s 2021 Stock Option and Incentive Plan, as amended (the “2021 Graphite Plan”). The shares of common stock underlying the option vested in 36 equal monthly installments following the vesting commencement date of July 28, 2023, subject to the named executive officer’s continuous service relationship with Graphite through each applicable vesting date. Notwithstanding the foregoing, in connection with the consummation of the Merger, all unvested shares immediately vested and became exercisable.

(8)

Represents restricted stock obtained on January 28, 2022 upon exercise of an early exercise option. Twenty-five percent of the shares subject to the option vested on July 1, 2022, and 1/36th of the remaining shares subject to the award shall vest monthly in equal installments on the 1st of each month, through July 1, 2025. Additionally, the option is expected to be subject to certain equity acceleration benefits provided for in the Severance Policy. For a summary of the material terms of the Severance Policy, please see the section of this prospectus below titled “Potential Payments Upon Termination or Change of Control.”

(9)

This amount reflects the closing price of the Company’s common stock in trading on the Nasdaq Global Select Market on December 31, 2024, multiplied by the amount shown in the column for the number of shares or units of stock that have not vested.

(10)

Represents restricted stock obtained on December 30, 2022 upon exercise of an early exercise option. Twenty-five percent of the shares subject to the option vested on July 1, 2022, and 1/36th of the remaining shares subject to the award shall vest monthly in equal installments on the 1st of each month, through July 1, 2025. Additionally, the option is expected to be subject to certain equity acceleration benefits provided for in the Severance Policy. For a summary of the material terms of the Severance Policy, please see the section of this prospectus below titled “Potential Payments Upon Termination or Change of Control.

Employment Arrangements with Named Executive Officers

Evert Schimmelpennink

In connection with the closing of the Merger, LENZ entered into a confirmatory employment letter with Mr. Schimmelpennink, its Chief Executive Officer. The confirmatory employment letter has no specific term and provides that Mr. Schimmelpennink is an at-will employee. The confirmatory employment letter supersedes all pre-existing agreements and understandings that Mr. Schimmelpennink may have entered into concerning his employment relationship with LENZ. Prior to the closing of the Merger, Mr. Schimmelpennink’s annual base salary was $538,500 and he was eligible for an annual target cash bonus opportunity equal to 50% of his base salary. As of the closing of the Merger, pursuant to the confirmatory employment letter, Mr. Schimmelpennink’s annual base salary was increased to $630,000 and he was eligible for a target annual cash bonus opportunity equal to 55% of his annual base salary. On January 9, 2025, the compensation committee approved an increase in Mr. Schimmelpennink’s annual base salary to $690,000, and an increase in Mr. Schimmelpennink’s target annual cash bonus opportunity for 2025 to 60% of his annual base salary, both effective retroactive to January 1, 2025.

Kimberlee C. Drapkin

On August 21, 2023, Graphite entered into an offer letter with Ms. Drapkin (the “Drapkin Letter”), for the position of interim Chief Executive Officer. The Drapkin Letter provided for Ms. Drapkin’s at-will employment. Ms. Drapkin’s annual base salary was $550,000, which was subject to periodic review and adjustment. Ms. Drapkin was eligible to participate in the employee benefit plans generally available to Graphite’s employees. The Drapkin Letter also provided that Ms. Drapkin was entitled to cash severance payments in the amount of (i) $400,000 in the event of a termination of her employment other than for cause or death upon or within 12 months after the closing of a Strategic Transaction (as defined in the Drapkin Letter and which included the Merger), plus an additional $200,000 if the definitive agreement for such Strategic Transaction was executed within three (3) months after her start date or (ii) $350,000 in the event of a termination of her employment other than for cause or death upon or within 12 months after the Graphite board of directors’ approval of a plan of dissolution of Graphite under Delaware law, in each case subject to Ms. Drapkin’s execution and non-revocation of a separation agreement and release, as further provided in the Drapkin Letter.

In addition, in connection with Ms. Drapkin’s appointment as a member of the Graphite board of directors, on July 28, 2023, Ms. Drapkin received an initial equity grant in the amount of 40,000 shares of Graphite common stock, prior to adjustment for the reverse stock split, which vested in substantially equal monthly installments over a period of three years, subject to Ms. Drapkin’s continued services to Graphite. Such initial grant was subject to full accelerated vesting upon a sale of Graphite, including the Merger. Ms. Drapkin did not receive any additional compensation, including cash retainers, for her services as a director.

Ms. Drapkin’s employment was terminated without cause, effective as of the effective time of the Merger.

Daniel Chevallard

Effective as of March 21, 2024, LENZ entered into an employment agreement with Mr. Chevallard, who was appointed Chief Financial Officer of LENZ effective as of March 21, 2024. The employment agreement has no specific term and provides that Mr. Chevallard is an at-will employee. For 2024, Mr. Chevallard’s annual base salary was $485,000 and he was eligible for a target annual cash bonus opportunity equal to 40% of his annual base salary. In addition, pursuant to the employment agreement with Mr. Chevallard, on March 21, 2024 the Board granted Mr. Chevallard an option to purchase 200,000 shares of Common Stock. On January 9, 2025, the compensation committee approved an increase in Mr. Chevallard’s annual base salary to $510,000, effective retroactive to January 1, 2025, and his target annual cash bonus opportunity for 2025 is 40% of his annual base salary.

Marc Odrich

In connection with the closing of the Merger, LENZ entered into a confirmatory employment letter with Dr. Odrich, its Chief Medical Officer. The confirmatory employment letter has no specific term and provides that Dr. Odrich is an at-will employee. The confirmatory employment letter supersedes all pre-existing agreements and understandings that Dr. Odrich may have entered into concerning his employment relationship with LENZ. Prior to the closing of the Merger, Dr. Odrich’s annual base salary was $410,000 and he was eligible for an annual target cash bonus opportunity equal to 30% of his base salary. As of the closing of the Merger, pursuant to the confirmatory employment letter, Dr. Odrich’s annual base salary was increased to $485,000 and he was eligible for a target annual cash bonus opportunity equal to 40% of his annual base salary. On January 9, 2025, the compensation committee approved an increase in Dr. Odrich’s annual base salary to $500,000, effective retroactive to January 1, 2025, and his target annual cash bonus opportunity for 2025 is 40% of his annual base salary.

Equity Based Incentive Awards

Our equity-based incentive awards are designed to more closely align our interests and those of our stockholders with those of our employees and consultants, including our named executive officers. Our board of directors is responsible for approving equity grants to our employees and consultants, including our named executive officers. In 2024, stock option awards were the only form of equity awards the Company granted to its named executive officers. The Company granted equity incentive awards under the terms of its 2024 Equity Incentive Plan (the “2024 Plan”). The terms of the 2024 Plan are described below under “LENZ OpCo 2024 Equity Incentive Plan.”

All options under the 2024 Plan were granted with a per share exercise price equal to the closing price of a share of the Company’s common stock trading on the Nasdaq Global Select Market on the date of grant. Our stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “—Outstanding Equity Awards at Fiscal Year-End December 31, 2024.”

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which an officer’s service terminates, that officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation, as applicable. Mr. Schimmelpennink and Dr. Odrich holds stock options granted subject to the general terms of the 2020 Plan and the 2024 Plan and Mr. Chevallard holds stock options granted subject to the general terms of the 2024 Plan. A description of the termination and change in control provisions in the 2020 Plan and applicable to the stock options granted to such officers under the 2020 Plan is provided below in the section titled “LENZ OpCo 2020 Equity Incentive Plan” and a description of such provisions applicable to the 2024 Plan and stock options granted under such plan are provided below in the section titled “2024 Equity Incentive Plan”.

In connection with the closing of the Merger, the Company adopted an executive change in control and severance policy (the “Severance Policy”) for eligible employees of the Company including the executive officers and other key employees, effective as of the closing of the Merger. The Severance Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended). The compensation committee of the board of directors administers the Severance Policy, and designates individuals as eligible to participate in the Severance Policy, whether individually or by position or category of position. Each participant in the Severance Policy must execute a participation agreement (each an “Eligible Employee”).

Pursuant to the Severance Policy, upon a termination of an Eligible Employee’s employment (x) by the Company without Cause (as such term is defined in the Severance Policy) (excluding by reason of the Eligible Employee’s death or disability) or (y) by the Eligible Employee for Good Reason (as such term is defined in the Severance Policy) (such termination, a “Qualified Termination”), in either case, outside of the period beginning 3 months prior to a Change in Control (as such term is defined in the Severance Policy) and ending 12 months following a Change in Control (the “Change in Control Period”), (the “Non-CIC Qualified Termination”), Eligible Employees will be eligible to receive (i) a lump sum payment equal to (A) 12 months of annualized base salary with respect to the Company’s Chief Executive Officer, (B) 9 months of annualized base salary with respect to the Company’s Senior Vice Presidents and Executive Officers other than the Company’s Chief Executive Officer, and (C) 3 months plus 2 weeks per year of continuous service of annualized base salary with respect to the Company’s Vice Presidents, and (ii) subject to a valid election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the cost of such continuation coverage for the Eligible Employee and any of the Eligible Employee’s eligible dependents that were covered under the Company’s health care plans immediately prior to the date of his or her Non-CIC Qualified Termination until the earliest of the date which the Eligible Employee or their eligible dependents become covered under similar plans, the date which the Eligible Employee ceases to be eligible for coverage under COBRA, or (A) 12 months following the Non-CIC Qualified Termination with respect to the Company’s Chief Executive Officer, (B) 9 months following the Non-CIC Qualified Termination with respect to the Company’s Senior Vice Presidents and Executive Officers other than the Company’s Chief Executive Officer, and (C) 3 months plus 2 weeks per year of continuous service following the Non-CIC Qualified Termination with respect to the Company’s Vice Presidents. Any unvested portion of the Eligible Employee’s then-outstanding equity awards will remain outstanding until the earlier of (A) 3 months following the Non-CIC Qualified Termination or (B) the occurrence of a Change in Control, provided that, if no Change in Control occurs within the 3 months following a Non-CIC Qualified Termination, any unvested portion of the Eligible Employee’s equity awards automatically and permanently will be forfeited on the 3-month anniversary following such termination date without having vested.

If a Qualified Termination occurs during a Change in Control Period (the “CIC Qualified Termination”), the Eligible Employee will be entitled to receive (i) a lump sum payment equal to (A) 18 months of annualized base salary with respect to the Company’s Chief Executive Officer, (B) 12 months of annualized base salary with respect to the Company’s Senior Vice Presidents and Executive Officers other than the Company’s Chief Executive Officer, and (C) 6 months of annualized base salary with respect to the Company’s Vice Presidents, (ii) subject to a valid election under COBRA, the cost of such continuation coverage for the Eligible Employee and any of the Eligible Employee’s eligible dependents that were covered under the Company’s health care plans immediately prior to the date of his or her CIC Qualified Termination until the earliest of the date which the Eligible Employee or their eligible dependents become covered under similar plans, the date which the Eligible Employee ceases to be eligible for coverage under COBRA, or (A) 18 months following the CIC Qualified Termination with respect to the Company’s Chief Executive Officer, (B) 12 months following the CIC Qualified Termination with respect to the Company’s Senior Vice Presidents and Executive Officers other than the Company’s Chief Executive Officer, and (C) 6 months following the CIC Qualified Termination with respect to the Company’s Vice Presidents, (iii) a lump-sum payment equal to a percentage of the Eligible Employee’s target bonus in effect for the fiscal year which the CIC Qualified Termination occurs in, which such percentage is (A) 150% with respect to the Company’s Chief Executive Officer, (B) 100% with respect to the Company’s Senior Vice Presidents and Executive Officers other than the Company’s Chief Executive Officer, and (C) 50% with respect to the Company’s Vice Presidents, and (iv) acceleration of vesting as to 100% of the then-unvested shares or rights subject to all of the Eligible Employee’s equity awards. In the case of an equity award subject to performance-based vesting conditions, unless otherwise specified in the applicable equity award agreement governing the award, all performance goals and other vesting criteria will be deemed achieved at target.

The Severance Policy further provides that if any payment or benefit that an Eligible Employee would receive from the Company or any other party (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

The receipt of payments and benefits under the Severance Policy is subject to the Eligible Employee signing and not revoking a separation agreement and release of claims no later than the sixtieth (60th) day following the Eligible Employee’s termination.

For purposes of the Severance Policy, for the avoidance of doubt, Mr. Schimmelpennink will participate at the level of benefits provided to the Company’s Chief Executive officer, and Mr. Chevallard and Dr. Odrich will participate at the level of benefits provided to the Company’s Senior Vice Presidents and Executive Officers other than the Company’s Chief Executive Officer.

Executive Incentive Compensation Plan

Our Board approved the Incentive Compensation Plan to provide periodic incentive bonus opportunities to our employees, effective upon the closing of the Merger.

The Incentive Compensation Plan allows the plan’s administrator to grant incentive awards, generally payable in cash, to employees selected by the compensation committee, including the executive officers of the Company, based upon performance goals established by the compensation committee.

Under the Incentive Compensation Plan, the plan’s administrator will determine the performance goals, if any, applicable to any award, which goals may include, without limitation, goals related to: attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. As determined by the administrator, the performance goals may be based on U.S. generally accepted accounting principles (“GAAP”) or non GAAP results and any actual results may be adjusted by the administrator for one-time items or unbudgeted or unexpected items and/or payments of actual awards under the Incentive Compensation Plan when determining whether the performance goals have been met. The performance goals may be based on any factors the administrator determines relevant, including without limitation on an individual, divisional, portfolio, project, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as the administrator determines, including without limitation: (a) in absolute terms, (b) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (c) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (d) on a per-share basis, (e) against the performance of the Company as a whole or a segment of the Company and/or (f) on a pre-tax or after-tax basis. The performance goals may differ from participant to participant and from award to award. The administrator also may determine that a target award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) as determined by the administrator.

The compensation committee of the board of directors will administer the Incentive Compensation Plan and may, in its sole discretion and at any time prior to payment of an actual award, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, as determined by the administrator. The administrator may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it will not be required to establish any allocation or weighting with respect to the factors it considers.

Actual awards generally will be paid in cash (or its equivalent) in a single lump sum only after they are earned, and, unless otherwise determined by the administrator, to earn an actual award a participant must be employed by us through the date the actual award is paid. The administrator of the Incentive Compensation Plan may reserve the right to settle an actual award with a grant of an equity award, which equity award may have such terms and conditions, including vesting, as the administrator determines. Payment of awards will occur as soon as practicable after the end of the performance period to which the award relates and after the actual award is approved by the administrator, but no later than the dates set forth in the Incentive Compensation Plan.

Awards under the Incentive Compensation Plan will be subject to the clawback policy of the Company. The administrator also may impose such other clawback, recovery or recoupment provisions with respect an award under the Incentive Compensation Plan as the administrator determines necessary or appropriate, including, without limitation, a reacquisition right in respect of previously acquired cash, stock or other property provided with respect to an award. Certain participants may be required to reimburse us for certain amounts paid under an award under the Incentive Compensation Plan in connection with certain accounting restatements we may be required to prepare due to our material noncompliance with any financial reporting requirements under applicable securities laws, as a result of misconduct.

The administrator will have the authority to amend, suspend or terminate the Incentive Compensation Plan, provided such action does not alter or impair the existing rights of any participant with respect to any earned awards.

Compensation Recovery Policy

We have adopted a compensation recovery policy, effective as of March 21, 2024, that complies with the new SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Clawback Policy”). Subject to the terms of the Clawback Policy, the Clawback Policy requires us to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Benefits and Perquisites

We provide benefits to our executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; a flexible spending account; and a tax-qualified Section 401(k) plan. We do not maintain any executive-specific benefit or perquisite programs.

Retirement Benefits

We maintain a 401(k) retirement savings plan, which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), for the benefit of our employees, including certain of our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax (traditional) or post-tax (Roth) basis, through contributions to the 401(k) plan. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

The 401(k) plan authorizes employer safe harbor matching contributions and discretionary profit-sharing contributions. We make matching contributions under the 401(k) plan on behalf of our employees who are eligible to participate in the 401(k) plan. Matching contributions follow certain safe harbor provisions, pursuant to which we make a matching contribution equal to 100% of an eligible employee’s contributions which do not exceed 3% of such employee’s compensation, plus 50% of an eligible employee’s contributions which exceed 3% but not 5% of such employee’s compensation. We also may choose to make profit-sharing contributions to our employees who are eligible to participate in the 401(k) plan. Profit-sharing contributions may be provided at our sole discretion, and may be allocated so that each participant receives a different amount of profit-sharing as long as the contributions comply with IRS nondiscrimination requirements. Participants are always 100% immediately vested in safe harbor matching and profit sharing contributions under the 401(k) plan. the Company did not make any profit sharing contributions under the 401(k) plan during 2024. The matching contributions made to our named executive officers in 2024 are set forth in the “All Other Compensation” column of the Summary Compensation Table for the Fiscal Year Ended December 31, 2024.

LENZ OpCo 2020 Equity Incentive Plan

The 2020 Plan allowed LENZ OpCo to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to any of LENZ OpCo’s eligible employees, directors, and consultants of and any parent or subsidiary of LENZ OpCo. The 2020 Plan was terminated in connection with the closing of the Merger and we will not grant any additional awards under the 2020 Plan. However, the 2020 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2020 Plan and assumed by us at the closing of the Merger.

As of December 31, 2024, stock options covering 1,458,939 shares of Common Stock were outstanding under the 2020 Plan.

Authorized Shares. Subject to the adjustment provisions in the 2020 Plan, the maximum aggregate number of shares of LENZ OpCo Common Stock that could have been granted under the 2020 Plan prior to the consummation of the Merger was 11,385,409 shares of LENZ OpCo Common Stock (prior to giving effect to the Merger or the impact of the exchange ratio). The shares eligible for grant could have been authorized, but unissued, or reacquired Common Stock.

Plan Administration. The 2020 Plan is administered by the board of directors or a committee of the board of directors, or a combination thereof, as determined by the board of directors. Any committee appointed by the board of directors to administer the 2020 Plan may, from time to time, be increased by the board of directors, which may appoint additional members or remove members of the committee with or without cause, including removing all members and directly administering the 2020 Plan.

Subject to the provisions of the 2020 Plan, the administrator will have the power to administer the 2020 Plan, including but not limited to: the power to determine the fair market value of the Common Stock in accordance with the provisions of the 2020 Plan; select the employees and consultants (including directors) to whom awards may from time to time be granted; determine whether and to what extent awards are granted; determine the number of shares of Common Stock covered by each award; approve forms of award agreements for use under the 2020 Plan; determine the terms and conditions not inconsistent with the terms of the 2020 Plan of any award granted, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, any pro rata adjustment to vesting as a result of a holder of an award’s transitioning from full-to part-time service (or vice versa), and any restriction or limitation regarding any stock option, optioned stock, stock right or restricted stock, based in each case on such factors as the administrator determines; determine whether and under what circumstances a stock option may be settled in cash under the provisions of the 2020 Plan instead of Common Stock; implement a program approved by the administrator of the 2020 Plan where outstanding stock options can be exchanged for stock options with a lower exercise price or amended to decrease the exercise price on such terms and conditions as the administrator in its discretion deems appropriate, provided that no amendment or adjustment to a stock option that would materially and adversely affect the rights of a holder of a stock option shall be made without the prior written consent of the holder of that stock option; adjust the vesting of a stock option held by an employee, director or consultant as a result of a change in the terms or conditions under which such person is providing services to LENZ; construe and interpret the terms of the 2020 Plan and awards granted under it; without amending the 2020 Plan, modify grants of stock options or stock rights to any holder of stock options or stock rights who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies, or customs. The administrator’s constructions, interpretations, and decisions will be final and binding on all participants.

Stock Options. The 2020 permitted the grant of stock options. Incentive stock options may be granted only to employees, including employees who are also directors. Each stock option shall be designated in an option agreement as either an incentive stock option or a nonstatutory stock option. Prior to the consummation of the Merger, the maximum number of shares of Common Stock with respect to which incentive stock options could have been granted under the 2020 Plan was 11,385,409.

The term of each stock option shall be the term stated in the applicable option agreement; provided that the term shall be no more than ten years from the date of grant, or such shorter term as may be provided in the option agreement. In the case of an incentive stock option granted to a person who at the time of such grant owns more than ten percent of the voting power of all classes of LENZ’s outstanding stock, the term of the stock option shall be five years from the date of grant or such shorter term as may be provided in the applicable option agreement.

The per share exercise price of options granted under the 2020 Plan will be a price determined by the administrator that is set forth in the applicable option agreement. In the case of incentive stock options granted to an employee who at the time of grant, owns more than ten percent of the voting power of all classes of LENZ’s outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least one-hundred ten percent of the fair market value of Common Stock on the grant date. In the case of nonstatutory stock options granted on any date on which its Common Stock is not a security of LENZ’s that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority, Inc. (a “Listed Security”), the per share exercise price will be the price determined by the Administrator; or granted on any date on which the Common Stock is a Listed Security to any eligible person, the per share exercise price shall be a price determined by the administrator based on the closing price of LENZ’s Common Stock for the applicable date. No nonstatutory stock option will be granted with a per share exercise price less than one-hundred percent of the fair market value on the date of grant unless the administrator explicitly designates such as a discounted option with terms intended to avoid additional taxes under Section 409A of the Code.

The administrator determines the consideration to be paid for shares issued upon exercise of a stock option, including the methods of payment (in the case of incentive stock options this will be determined at the time of grant), which may include cash, check, delivery of a promissory note having recourse, interest, security and redemption provisions determined by the administrator, other shares that have a fair market value on the date of surrender equal to the aggregate exercise price of the shares to which the stock option is exercised (provided that in the case of shares provided directly or indirectly by LENZ, the shares must have been owned for more than six months on the date of surrender (or such period as may be required for securities law purposes to avoid LENZ incurring an adverse accounting charge); by net exercise or by a cashless exercise method, including a broker-assisted cashless exercise; any combination thereof; or any other consideration or method of payment acceptable to the administrator, to the extent permitted by applicable law.

The administrator will establish in the applicable option agreement the terms and conditions in which a stock option will remain exercisable, if at all, following termination of a participant. Unless the administrator provides in the applicable option agreement, if an option holder does not exercise their stock option to the extent they are entitled to do so within the time specified in their option agreement, the stock option will terminate and the optioned stock underlying the unexercised portion of the stock option will revert to the 2020 Plan. If an employee, director or consultant is terminated other than for death, disability or for cause, the option holder may exercise their option for ninety days following their termination to the extent they are vested in the optioned stock (they may exercise their stock option for twelve months in the event of termination due to disability or death). If terminated for cause, a participant’s stock options will immediately terminate in their entirety.

Stock Rights. The 2020 Plan permitted the grant of stock rights. A stock right is the right to acquire Common Stock pursuant to the 2020 Plan. The administrator will advise a participant in writing of the terms, conditions and restrictions related to the stock right, including the number of shares that the participant will be entitled to acquire, the price to be paid, and the time within which the participant must accept such offer. The offer to purchase shares subject to a stock right will be accepted by execution of a restricted stock agreement in the form determined by the administrator. The restricted stock agreement will grant LENZ a repurchase option exercisable upon the voluntary or involuntary termination of the participant’s employment or other service arrangement with LENZ for any reason (including death or disability), unless determined otherwise by the administrator.

If the participant is terminated for cause, LENZ will have the right to repurchase from the participant any vested shares derived from a stock right prior to the date, if any, upon which LENZ’s Common Stock becomes a Listed Security. LENZ’s right to repurchase such shares upon termination of such participant’s service for cause shall be made at the lower of (A) the participant’s original cost for the shares and (B) the fair market value of the shares as of the date of termination, and shall be effected pursuant to such terms and conditions, and at such time, as the administrator shall determine.

Non-Transferability of Awards. The 2020 Plan generally does not allow stock options, stock rights or shares issued upon the exercise of either to be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will, or by the laws of descent or distribution, except as set forth in the 2020 Plan. The administrator may, in its discretion, grant nonstatutory stock options that may be transferred by instrument to an inter vivos or testamentary trust in which the stock options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to immediate family members of the holder of the stock option.

Certain Adjustments. Subject to any action required under applicable law, in the event of a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of LENZ’s Common Stock, or any other increase or decrease in the number of issued shares without receipt of consideration by LENZ, a proportionate adjustment will be made in the number of shares covered by each outstanding award, and the number of shares that have been authorized for issuance under the 2020 Plan but as to which no awards have yet been granted or that have been returned to the 2020 Plan upon cancellation or expiration of an award, as well as the price per share covered by each such outstanding award. The adjustment will be made by the administrator, whose determination will be final, binding and conclusive.

Dissolution or Liquidation. In the event of LENZ’s liquidation or dissolution, each stock option or stock right will terminate immediately prior to the consummation of such event, unless determined otherwise by the administrator.

Change of Control. The 2020 Plan provides that in the event of a change of control, as defined under the plan, the LENZ board of directors or a committee appointed by its board of directors may provide for: (1) the acceleration in part or whole of the right to exercise a stock option or the vesting of any award; (2) the assumption or substitution of, or adjustment to, each outstanding stock option by the successor corporation or a parent or subsidiary of the successor corporation; (3) the termination of any stock option not exercised within a specified period of notice of such termination; and/or (4) termination of stock options as a result of the change of control on such other terms and conditions as it deems appropriate, including providing for the cancellation of stock options for a cash payment to the participant. The plan’s administrator does not have to provide for identical treatment of each outstanding award in connection with a merger or change in control.

In the event of any distribution to LENZ stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the company) without receipt of consideration by LENZ, the administrator may, in its discretion, adjust the price per share of LENZ’s Common Stock covered by each outstanding stock option or stock right to reflect the effect of such distribution.

Amendment and Termination. As noted above, in connection with the closing of the Merger, the 2020 Plan terminated and we will not grant any additional awards under the 2020 Plan.

2024 Equity Incentive Plan

The following paragraphs summarize the key features of the 2024 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2024 Plan and is qualified in its entirety by the specific language of the 2024 Plan.

As of December 31, 2024, stock options covering 1,522,550 shares of Common Stock were outstanding under the 2024 Plan.

Purposes of the 2024 Plan. The purposes of the 2024 Plan are to attract and retain personnel for positions with the combined company; to provide additional incentive to employees, directors, and consultants; and to promote the success of the combined company’s business. These incentives are provided through the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, or performance awards.

Eligibility. The 2024 Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Code, to employees of LENZ and any member of the company group, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards to the combined company’s employees, directors and consultants and any member of the company group.

Authorized Shares. Subject to adjustment upon certain changes in the Company’s capitalization as described in the 2024 Plan, the maximum number of shares of common stock that will be available for issuance under the 2024 Plan will be 3,011,948 shares of common stock, plus (i) any shares subject to awards granted under the 2020 Plan (including, but not limited to, awards granted under the 2020 Plan that were assumed in the Merger), Graphite’s 2021 Stock Option and Incentive Plan and Graphite’s 2020 Stock Option and Grant Plan) that, on or after the effective date of the merger, expire or terminate without having been exercised in full, are tendered to or withheld for payment of an exercise price or for tax withholding obligations, are forfeited or repurchased due to failure to vest, with a maximum number of shares that may be added to the 2024 Plan equal to 1,607,930 shares, plus (ii) any shares that become available for issuance due to the automatic share reserve increase or share reserve return (as described below) will be reserved for issuance under the 2024 Plan.

The number of shares available for issuance under the 2024 Plan will include an annual increase on the first day of each fiscal year beginning with the 2025 fiscal year, equal to the least of:

•	4,517,922 shares.

•	5% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year; or

•	a number of lesser shares as determined by the 2024 Plan’s administrator.

The automatic share reserve increase will operate only until the tenth anniversary of the earlier of the board or stockholder approval of the 2024 Plan.

If an award of options or stock appreciation rights expire or become unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, or stock-settled performance awards, are reacquired by the combined company due to failure to vest or forfeited to the combined company, the unpurchased or unissued shares will become available for future issuance under the 2024 Plan (unless the 2024 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2024 Plan and all remaining shares of common stock subject to the stock appreciation right will remain available for future issuance under the 2024 Plan (unless the 2024 Plan has terminated). Shares that have actually been issued under the 2024 Plan will not be returned to the 2024 Plan. Shares used to pay the exercise price of an award or satisfy the tax withholding obligations related to an award will become available for future issuance under the 2024 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2024 Plan.

Plan Administration. The combined company’s board of directors or a committee appointed by the board of directors will administer the 2024 Plan. The combined company’s board of directors or the committee appointed by them may delegate to one or more subcommittees or officers of the combined company, the authority to grant awards to employees of the combined company, if this delegation complies with applicable laws this delegation can be revoked by the combined company’s board of directors or the committee they appointed. Different administrators may administer the 2024 Plan with respect to different groups of employees, directors, and consultants. The combined company’s board of directors may retain the authority to administer the 2024 Plan along with a committee and may revoke delegation of some or all of the authority delegated to that committee. The combined company’s compensation committee will initially administer the 2024 Plan. Subject to the provisions of the 2024 Plan, the administrator has the power to administer the 2024 Plan and make all determinations deemed necessary or advisable for administering the 2024 Plan, including but not limited to, the power to determine the fair market value of the combined company’s common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2024 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2024 Plan and awards granted under it, establish, amend and rescind rules relating to the 2024 Plan, including adopting sub-plans, interpret, modify or amend each award, including but not limited to the discretionary authority to extend the post-termination exercisability period of awards, and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type, and/or cash or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, determinations, and interpretations are final and binding on all participants.

Stock Options. Stock options may be granted under the 2024 Plan. The exercise price of options granted under the 2024 Plan must generally be at least equal to the fair market value of the combined company’s common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of the combined company’s (or any parent or subsidiary of the combined company’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant (except for termination as a result of death or disability), he or she may exercise his or her option for a period of thirty days or such longer period of time stated in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for six months following the termination of service or such longer period of time as specified in the participant’s award agreement. Subject to the provisions of the 2024 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2024 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the combined company’s common stock between the exercise date and the date of grant. The administrator of the 2024 Plan will determine the number of shares of common stock subject to a stock appreciation right, its exercise price a, the expiration date of a stock appreciation right, and other terms and conditions, which will be set forth in an award agreement. The per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under the 2024 Plan. Restricted stock awards are grants of shares of the combined company’s common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares subject an award of restricted stock and will determine the terms and conditions of such awards. Unless determined otherwise by the administer, shares of restricted stock will be held in escrow while unvested. Recipients of restricted stock awards generally may exercise full voting rights with respect to such shares while unvested, unless the administrator provides otherwise. An award recipient of restricted stock will not be entitled to receive dividends or other distributions paid with respect to the shares underlying the restricted stock award while those shares are unvested, unless the administrator provides otherwise. If the administrator provides that dividends and distributions will be received and any such dividends or distributions are paid in cash they will be subject to the same provisions regarding forfeitability as the shares of common stock underlining the restricted stock award with respect to which they were paid and if dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the shares with respect to which they were paid and, unless the administrator determines otherwise, the Company will hold such dividends until the restrictions on the shares with respect to which they were paid have lapsed. The administrator may impose (prior to grant) or remove (at any time) any restrictions on shares covered by an award of restricted stock.

Restricted Stock Units. Restricted stock units may be granted under the 2024 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of the combined company’s common stock. Subject to the provisions of the 2024 Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria (if any), the number of restricted stock units paid out and the form and timing of payment, which will be set out in the applicable award agreement. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its sole discretion. The administrator may settle earned restricted stock units in the form of cash, in shares or in some combination thereof. In addition, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

Performance Awards. Performance awards may be granted under the 2024 Plan. Performance awards are awards that will result in a payment to a participant only if performance objectives established by the administrator are achieved or the awards otherwise vest. The administrator will specify any time period during which any performance objectives or other vesting provisions, if any, will be measured, and such other terms, as specified in the applicable award agreement. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. After the grant of a performance award, the administrator, may reduce or waive any performance objectives or other vesting provisions for such performance awards. Performance awards will have an initial value established by the administrator on or prior to the grant date. The administrator, in its sole discretion, may pay out earned performance awards in cash, shares, or in some combination thereof.

Outside Directors. All outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the 2024 Plan. To provide a maximum limit on the cash retainer fees and equity awards that can be made to outside directors, the 2024 Plan provides that in any given fiscal year, an outside director will not be granted cash retainer fees and equity awards with an aggregate value greater than $750,000 (increased to $1,000,000 in the fiscal year in connection with his or her initial service as an outside director), with the value of each equity award based on its grant date fair value as determined according to GAAP for purposes of this limit. Any cash compensation paid, or awards granted to an individual for his or her services as an employee or consultant (other than as an outside director) will not count toward this limit.

Non-Transferability of Awards. Unless the administrator provides otherwise, or otherwise required by applicable laws, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the administrator makes an award transferable, the award will be limited by any additional terms and conditions imposed by the administrator. Any unauthorized transfer of an award will be void.

Certain Adjustments. If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the combined company, other change in the corporate structure of the combined company affecting the shares of common stock, or any similar equity restructuring transaction, as that term is used in Statement of FASB ASC 718 (or any of its successors) affecting the shares of common stock occurs, to prevent diminution or enlargement of the benefits or potential benefits available under the 2024 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2024 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in the 2024 Plan.

Dissolution or Liquidation. In the event of the combined company’s proposed liquidation or dissolution, the administrator will notify participants prior to the effective date of the proposed transaction and, to the extent not previously exercised, all awards will terminate immediately prior to the consummation of such proposed action.

Merger or Change in Control. The 2024 Plan provides that in the event of a merger or change in control, as defined under the 2024 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent, including providing that awards be continued by the successor corporation or a parent or subsidiary of the successor corporation (or an affiliate thereof) or that the vesting of any such awards may accelerate automatically upon consummation of a transaction. The administrator is not required to treat all awards, all awards held by a participant or all awards of the same type similarly. The administrator may take different actions with respect to the vested and unvested portions of an award. The administrator has the authority to modify awards in connection with a change in control or merger in a manner that causes the awards to lose their tax-preferred status, to terminate any right a participant has to exercise an option prior to vesting in the shares of common stock subject to the option, so that following the closing of the transaction the option may only be exercised to the extent it is vested; to reduce the exercise price subject to the award in a manner that is disproportionate to the increase in the number of shares of common stock subject to the award, as long as the amount that would be received upon exercise of the award immediately before and immediately following the closing of the transaction is equivalent and the adjustment complies with applicable laws; and to suspend a participant’s right to exercise an option during a limited period of time preceding and or following the closing of the transaction without participant’s consent if such suspension is administratively necessary or advisable to permit the closing of the transaction.

If a successor corporation does not continue an award, or some portion of such award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period. For awards granted to an outside director, in the event of a change in control, the outside director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse and, for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Clawback. All awards under the 2024 Plan will be subject to recoupment under any clawback policy that the combined company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the combined company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. The administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares of the combined company’s common stock or other cash or property. The administrator may specify in an award agreement that a participant’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.

Effective Date; Amendment; Termination. The 2024 Plan became effective date on March 21, 2024. The administrator, in its sole discretion, has the authority to amend, alter, suspend or terminate the 2024 Plan, or any part thereof, at any time and for any reason, provided that a participant’s rights will not be materially impaired without signed, written agreement authorized by the administrator between the participant and the Company. The Company will obtain stockholder approval of any plan amendment to the extent necessary or desirable to comply with applicable laws. Termination of the 2024 Plan will not affect the administrator’s ability to exercise the powers granted to it regarding awards granted under the 2024 Plan prior to such termination. The 2024 Plan will continue in effect until terminated pursuant its terms, but (i) no incentive stock options may be granted after 10 years from the earlier of the Graphite board or stockholder approval of the 2024 Plan and (ii) the automatic share reserve increase will operate only until the tenth anniversary of the earlier of the Graphite board or stockholder approval of the 2024 Plan.

2024 Employee Stock Purchase Plan

The following is a summary of the principal features of our 2024 Employee Stock Purchase Plan (the “2024 ESPP”) and its operation.

Purpose. The purpose of the 2024 ESPP is to provide eligible employees with an opportunity to purchase shares of the combined company’s common stock through accumulated contributions, which generally will be made through payroll deductions. The 2024 ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the 2024 ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Authorized Shares. Subject to adjustment upon certain changes in the Company’s capitalization as described in the 2024 ESPP, the maximum number of shares of common stock that will be available for issuance under the 2024 ESPP will be 250,995 shares. The shares may be authorized, but unissued, or reacquired common stock. The number of shares of common stock available for issuance under the 2024 ESPP will be increased on the first day of each fiscal year beginning for the fiscal year following the fiscal year in which the first enrollment date under the 2024 ESPP (if any) occurs, in an amount equal to the least of (i) 376,493 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the administrator.

We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the 2024 ESPP, the level of contributions made by participants and the future price of shares of common stock.

Plan Administration. The board of directors or a committee appointed by the board of directors will administer the 2024 ESPP. The compensation committee will initially administer the 2024 ESPP. Subject to the terms of the 2024 ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the 2024 ESPP, to delegate ministerial duties to any of the combined company’s employees, to designate separate offerings under the 2024 ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the 2024 ESPP and to establish such procedures that it deems necessary or advisable for the administration of the 2024 ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the 2024 ESPP, handle contributions to the 2024 ESPP, coordinate the making of contributions to the 2024 ESPP, establish bank or trust accounts to hold contributions to the 2024 ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator will also be authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the 2024 ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the 2024 ESPP or the same offering to employees that reside solely in the United States. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility. Generally, all of the combined company’s employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year, or any lesser number of hours per week and/or number of months in any calendar year established by the administrator (if required under applicable local law) for purposes of any separate offering or the Non-Section 423 component. The administrator, in its discretion, on a uniform and nondiscriminatory basis, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares of the combined company’s common stock under the 2024 ESPP if such employee:

•

immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of ours or of any parent or subsidiary of ours; or

•

holds rights to purchase shares of the combined company’s common stock under all employee stock purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of shares of the combined company’s common stock for each calendar year in which such rights are outstanding at any time.

Offering Periods. The 2024 ESPP will include a component that allows the Company to make offerings intended to qualify under Section 423 of the Code and a component that allows the Company to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the 2024 ESPP. Offering periods will begin and end on such dates as established by the administrator (including the commencement and termination dates thereof) without stockholder approval if such change is announced prior to an enrollment date for all purchase rights to be granted on such enrollment date. No offering period may last more than 27 months.

Contributions. The 2024 ESPP will permit participants to purchase shares of the combined company’s common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, a measure to be determined by the administrator, or such other limit established by the administrator from time to time in its discretion and on a uniform and nondiscretionary basis for all options to be granted on an enrollment date in an offering.

Exercise of Purchase Right. A participant’s option for the purchase of shares of common stock will be exercised automatically on each exercise date, unless a participant withdraws from the 2024 ESPP (or participant’s participation is terminated), and the maximum number of full shares of the combined company’s common stock subject to the option will be purchased for such participant at the applicable purchase price with the accumulated contributions from his or her account. No fractional shares of common stock will be purchased. Any contributions accumulated in a participant’s account, which are not sufficient to purchase a full share will be retained in the participant’s account for the next purchase period or offering period and will be subject to earlier withdrawal by the participant. Any other funds left over in a participant’s account after the exercise date will be returned to the participant. The Administrator may, for future offering periods, increase or decrease, in its absolute discretion, the maximum number of shares of common stock that an eligible employee may purchase during each purchase period and/or offering period, as applicable.

Termination of Participation. Participation in the 2024 ESPP generally will terminate when a participating employee’s employment with the combined company or a designated company ceases for any reason, the employee withdraws from the 2024 ESPP or the combined company’s board terminates or amends the 2024 ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the 2024 ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the 2024 ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the 2024 ESPP will cease.

Non-Transferability. Neither contributions credited to a participant’s account nor rights to purchase shares of common stock and any other rights and interests under the 2024 ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that the combined company may treat such act as an election to withdraw participation.

Certain Transactions. In the event that any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of common stock or other securities, or other change in the combined company’s corporate structure affecting the common stock or any similar equity restructuring transaction, as that term is used in Statement of FASB ASC Topic 718 (or any of its successors) affecting the shares of common stock occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2024 ESPP in such manner it may deem equitable, will adjust the number and class of common stock that may be delivered under the 2024 ESPP, the purchase price per share, the number of shares of common stock covered by each purchase right under the 2024 ESPP that has not yet been exercised, and the numerical limits of the 2024 ESPP.

In the event of the Company’s proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before consummation of the proposed dissolution or liquidation following the purchase of shares of common stock under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of a merger or “change in control” (as defined in the 2024 ESPP), each outstanding option under the 2024 ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment; Termination.
The administrator will have the authority to amend, suspend or terminate the 2024 ESPP. The 2024 ESPP will continue in effect for a term of 20 years, unless terminated sooner. If the administrator determines that the ongoing operation of the 2024 ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the 2024 ESPP to reduce or eliminate such accounting consequence. If the 2024 ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after consummation of the purchase of shares of common stock under the 2024 ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares of common stock will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.
Equity Compensation Plan Information
The following table provides information as of December 31, 2024 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of oustanding options, warrants and rights($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
2020 Plan (1)	1,458,939	4.28	—
2021 Graphite Plan (2)	8,438	11.94	—
2024 Plan (3)	1,522,550	16.45	1,544,122
ESPP (4)	—	—	250,995
Equity compensation plans not approved by security holders	—	—	—

Total	2,989,927	10.50	1,795,117

(1)
The LENZ OpCo board of directors adopted, and LENZ OpCo stockholders approved, the 2020 Plan. The 2020 Plan was terminated as of the closing of the Merger and we will not grant any additional awards under the 2020 Plan. However, the 2020 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2020 Plan and assumed by us at the closing of the Merger.

(2)
Our board of directors adopted, and our stockholders approved, the 2021 Graphite Plan. The 2021 Graphite Plan was terminated as of the closing of the Merger and we will not grant any additional awards under the 2021 Graphite Plan. However, the 2021 Graphite Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2021 Graphite Plan and assumed by us at the closing of the Merger.

(3)
Our board of directors adopted, and our stockholders approved, the 2024 Plan. The 2024 Plan provides that the number of shares available for issuance under the 2024 Plan will be increased on the first day of each fiscal year beginning with the 2025 fiscal year, in an amount equal to the least of (i) 4,517,922 shares, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) a number of lesser shares as determined by the 2024 Plan’s administrator. On January 1, 2025, the number of shares available under the 2024 Plan increased by 1,376,574 shares pursuant to this feature. In addition, the shares reserved for issuance under the 2024 Plan include any shares of our Common Stock subject to awards of stock options or other awards that were assumed in the Merger (or “assumed awards”) that, on or after the effective date of the Merger, are terminated, canceled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by us for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of shares that may be added to the 2024 Plan pursuant to this provision is 1,607,930 shares).

(4)
Our board of directors adopted, and our shareholders approved, the 2024 ESPP. The 2024 ESPP provides that the number of shares available for issuance under the 2024 ESPP will be increased on the first day of each fiscal year beginning with the 2025 fiscal year, in an amount equal to the least of (i) 376,493 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) an amount determined by the administrator. On January 1, 2025, the number of shares available under the 2024 ESPP increased by 275,314 shares pursuant to this feature.

Policies and Practices for Granting Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
Our board of directors and compensation committee do not take material nonpublic information into account when determining the timing and terms of any stock option grant. The timing of any stock option grants to recipients in connection with new hires, promotions, or other non-routine
grants is tied to the event giving rise to the award (such as an employee’s commencement of employment or promotion effective date). We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Table of Contents
No stock options were issued to executive officers in 2024 during any period beginning four business days before the filing of a periodic report or current report disclosing material non-public
information and ending one business day after the filing or furnishing of such report with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 14, 2025 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock;

•	each of our named executive officers and our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of stock options, within 60 days of April 14, 2025. Shares subject to options that are currently exercisable or exercisable within 60 days of April 14, 2025 are considered outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to us, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of each of the Company’s directors and executive officers is 201 Lomas Santa Fe Drive Suite 300, Solana Beach, California 92075. The percentage of beneficial ownership of LENZ Therapeutics, Inc. is calculated based on 27,544,520 shares of Common Stock outstanding as of April 14, 2025.

Name of Beneficial Owners	Number of Shares	%
Greater than 5% Stockholders
Alpha Wave Ventures II, LP(1)	3,612,211	13.1%
Entities affiliated with Point72 Asset Management(2)	1,882,693	6.8%
Entities affiliated with RA Capital Management(3)	4,259,106	15.5%
Entities affiliated with Versant Management(4)	4,612,684	16.7%
Ridgeback Capital Investments L.P.(5)	1,951,875	7.1%
Paradigm BioCapital Advisors LP(6)	1,419,832	5.2%
Executive Officers and Directors
Evert Schimmelpennink(7)	786,043	2.9%
Shawn Olsson(8)	157,704	*
Marc Odrich(9)	165,749	*
Daniel Chevallard(10)	61,521	*
Frederic Guerard(11)	52,080	*
James McCollum(12)	637,674	2.3%
Zach Scheiner(13)	10,500	*
Shelley Thunen(14)	10,500	*
Jeff George(15)	10,500	*
Kimberlee C. Drapkin(16)	18,938	*
All directors and executive officers as a group (10 persons)(17)	1,911,209	6.9%

*	Less than 1%
(1)

Consists of (i) 2,714,002 shares of Common Stock received by Alpha Wave Ventures II, LP in the Merger as an equityholder of record of LENZ OpCo, and (ii) 898,209 shares of Common Stock purchased by Alpha Wave Ventures II, LP in the March 2024 PIPE Financing. Alpha Wave Ventures GP, Ltd is the general partner of Alpha Wave Ventures II, LP and therefore may be deemed to have beneficial ownership over these shares. The address of Alpha Wave Ventures GP, Ltd is 667 Madison Ave, 19th Floor, New York, New York 10065.

(2)

Consists of (i) 1,017,751 shares of Common Stock received by Point72 Biotech Private Investments, LLC – Series LT (“Point72 Biotech”) in the Merger as an equityholder of LENZ OpCo, and (ii) 864,942 shares of Common Stock purchased by Point72 Associates, LLC (“Point72 Associates”) in the March 2024 PIPE Financing. Differentiated Ventures Investments, LLC (“Differentiated Ventures”), a Delaware limited liability company, is the managing member of Point72 Biotech and may be deemed to share beneficial ownership of the shares held by Point72 Biotech. 72 Investment Holdings, LLC (“72 Investment Holdings”), a Delaware limited liability company, is the sole member of Differentiated Ventures and may be deemed to share beneficial ownership of the shares of which Differentiated Ventures may be deemed to share beneficial ownership. Steven A. Cohen (“Mr. Cohen”) is the sole member of 72 Investment Holdings and may be deemed to share beneficial ownership of the shares of which 72 Investment Holdings may be deemed to share beneficial ownership. Each of Differentiated Ventures, 72 Investment Holdings, and Mr. Cohen

disclaims beneficial ownership of the shares held by Point72 Biotech. Pursuant to an investment management agreement, Point72 Asset Management, L.P. (“Point72 Asset Management”), a Delaware limited partnership, maintains investment and voting power with respect to the shares held by Point72 Associates and therefore may be deemed to share beneficial ownership of such shares. Point72 Capital Advisors, Inc. (“Point72 Capital Advisors”) a Delaware corporation, is the general partner of Point72 Asset Management and may be deemed to share beneficial ownership of the shares of which Point72 Asset Management may be deemed to share beneficial ownership. Mr. Cohen is the sole member of Point72 Capital Advisors and may be deemed to share beneficial ownership of the shares of which Point72 Capital Advisors may be deemed to share beneficial ownership. Each of Point72 Asset Management, Point72 Capital Advisors and Mr. Cohen disclaims beneficial ownership of the shares held by Point72 Associates. The address for these entities and individuals is c/o Point72, L.P., 72 Cummings Point Road, Stamford, CT 06902.
(3)

Consists of (i) 2,386,301 shares of Common Stock received by RA Capital Healthcare Fund, L.P. (“RACHF”) in the Merger as an equityholder of LENZ OpCo, (ii) 629,784 shares of Common Stock received by RA Capital Nexus Fund II, L.P. (“Nexus II”) in the Merger as an equityholder of LENZ OpCo, (iii) 164,729 shares of Common Stock received by a separately managed account (the “Account,” and together with RACHF and Nexus II, the “RA Funds”) in the Merger as an equityholder of LENZ OpCo, (iv) 54,582 shares of Common Stock subject to warrants to purchase shares of Common Stock held by RACHF as an equityholder of LENZ OpCo, (v) 10,580 shares of Common Stock subject to warrants to purchase shares of Common Stock held by Nexus II as an equityholder of LENZ OpCo, (vi) 5,371 shares of Common Stock subject to warrants to purchase shares of Common Stock held by the Account as an equityholder of LENZ OpCo, (vii) 933,038 shares of Common Stock purchased by RACHF in the March 2024 PIPE Financing, (viii) 64,971 shares of Common Stock purchased by Nexus II in the March 2024 PIPE Financing, and (ix) 9,750 shares of Common Stock subject to options held by Dr. Scheiner exercisable within 60 days of April 14, 2025. RA Capital Management, L.P. is the investment manager for the RA Funds. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky, Ph.D. and Rajeev Shah are the managing members. Each of RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the securities held by the RA Funds. RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such securities, except to the extent of any pecuniary interest therein. The principal business address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(4)

Consists of (i) 598,203 shares of Common Stock received by Versant Vantage II, L.P. (“Versant Vantage II”) in the Merger as an equityholder of LENZ OpCo, (ii) 1,598,789 shares of Common Stock received by Versant Venture Capital VII, L.P. (“Versant VII”) in the Merger as an equityholder of LENZ OpCo, (iii) 70,534 shares of Common Stock subject to warrants to purchase shares of Common Stock held by Versant VII as an equityholder of LENZ OpCo, (iv) 2,101,199 shares of Common Stock held by Versant Venture Capital VI, LP (“Versant Capital VI”), and (v) 243,959 shares of Common Stock held by Versant Vantage II. Versant Vantage II GP-GP is the general partner of Versant Vantage II GP, which is the general partner of Versant Vantage II. Each of Versant Vantage II GP and Versant Vantage II GP-GP share voting and dispositive power with respect to the shares held by Versant Vantage II. Versant Ventures VI GP-GP, LLC (“Versant Ventures VI GP-GP”) is the general partner of Versant Ventures VI GP, L.P. (“Versant Ventures VI GP”), which is the general partner of Versant VI. Each of Versant Ventures VI GP-GP and Versant Ventures VI GP share voting and dispositive power with respect to the shares held by Versant VI. Versant Ventures VII GP-GP is the general partner of Versant Ventures VII GP, which is the general partner of Versant VII. Each of Versant Ventures VII GP and Versant Ventures VII GP-GP share voting and dispositive power with respect to the securities held by Versant VII. The address for each of the entities mentioned in this footnote is One Sansome Street, Suite 1650, San Francisco, CA 94104.

(5)

Consists of (i) 1,578,947 shares of common stock purchased in the July 2024 PIPE Financing and (ii) an additional 372,928 shares of common stock. Ridgeback Capital Investments, LLC, or RCI, is the general partner of Ridgeback Capital Investments L.P., or RCILP. Pursuant to an investment management agreement, Ridgeback Capital Management LLC, or RCM, maintains investment and voting power with respect to the securities held or controlled by RCI. Wayne Holman, an individual, controls RCM. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, RCM and RCI may be deemed to own beneficially all of shares owned directly by RCILP. Each of RCM and RCI disclaim beneficial ownership of any of our company’s securities referenced above. The address for RCILP, RCI, RCM and Mr. Holman 348 W. 14th St., Fl. 4, New York, NY 10014.

(6)

Paradigm BioCapital International Fund Ltd. (the “Fund”) is a private investment vehicle. The Fund and one or more separately managed accounts managed by Paradigm BioCapital Advisors LP (the “Account”) directly beneficially own the shares of common stock referenced above. Paradigm BioCapital Advisors LP (the “Adviser”) is the investment manager of the Fund and the Account. Paradigm BioCapital Advisors GP LLC (the “Adviser GP”) is the general partner of the Adviser. Senai Asefaw is the managing member of the Adviser GP. The Adviser, the Adviser GP and Senai Asefaw may be deemed to beneficially own the shares of common stock directly beneficially owned by the Fund and the Account. Each of the Adviser, Adviser GP, Senai Sefaw and the Fund disclaims beneficial ownership with respect to any common stock other than the common stock directly beneficially owned by such person or entity.

(7)

Consists of (i) 49,200 shares of Common Stock held by Mr. Schimmelpennink and (ii) 736,843 shares of Common Stock subject to options held by Mr. Schimmelpennink exercisable within 60 days of April 14, 2025.

(8)	Consists of (i) 4,733 shares of Common Stock held by Mr. Olsson and (ii) 152,971 shares of Common Stock subject to options held by Mr. Olsson exercisable within 60 days of April 14, 2025.
(9)

Consists of (i) 99,599 shares of Common Stock received by Dr. Odrich in the Merger as an equityholder of LENZ OpCo, and (ii) 66,150 shares of Common Stock subject to options held by Dr. Odrich exercisable within 60 days of April 14, 2025.

(10)

Consists of shares of (i) 3,188 shares of Common Stock held by Mr. Chevallard and (ii) 58,333 shares of Common Stock subject to options held by Mr. Chevallard exercisable within 60 days of April 14, 2025.

(11)	Consists of shares of Common Stock subject to options held by Dr. Guerard exercisable within 60 days of April 14, 2025.
(12)

Consists of (i) 95,034 shares of Common Stock received by James McCollum in the Merger as an equityholder of LENZ OpCo, which have been transferred to the McCollum Living Trust (ii) 477,600 shares of Common Stock received by the McCollum Living Trust in the Merger as an equityholder of LENZ OpCo, (iii) 6,575 shares of Common Stock subject to warrants to purchase shares of Common Stock held by the McCollum Living Trust as an equityholder of LENZ OpCo, (iv) 16,633 shares of common stock purchased by the McCollum Living Trust in the March 2024 PIPE Financing, (v) 31,332 purchased by the McCollum Living Trust in the open market, and (vi) 10,500 shares of Common Stock subject to options held by Mr. McCollum exercisable within 60 days of April 14, 2025. Mr. McCollum is a trustee of the McCollum Living Trust and as such has voting and investment control over the shares held by the McCollum Living Trust.

(13)

Consists of shares of Common Stock subject to options held by Dr. Scheiner exercisable within 60 days of April 14, 2025. Dr. Scheiner is employed as a principal at RA Capital Management, L.P. Dr. Scheiner does not have voting or dispositive control over the shares held by the entities affiliated with RA Capital Management referenced in footnote 3 above.

(14)	Consists of shares of Common Stock subject to options held by Ms. Thunen exercisable within 60 days of April 14, 2025.
(15)	Consists of shares of Common Stock subject to options held by Mr. George exercisable within 60 days of April 14, 2025.
(16)	Consists of shares of Common Stock subject to options held by Ms. Drapkin exercisable within 60 days of April 14, 2025.
(17)

Consists of (i) 777,319 shares of Common Stock beneficially owned by our executive officers and directors, (ii) 1,127,315 shares of Common Stock subject to options held our executive officers and directors and exercisable within 60 days of April 14, 2025, and (iii) 6,575 shares of Common Stock subject to warrants beneficially owned by our executive officers and directors.

Please see the sections titled “Executive Compensation” and “Related Person Transactions” appearing elsewhere in this proxy statement for information regarding material relationships with our principal securityholders within the past two years.

RELATED PERSON TRANSACTIONS

Described below are any transactions occurring since January 1, 2023 and any currently proposed transactions to which we or either of Graphite or LENZ OpCo was a party and in which:

•

the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our, Graphite or LENZ OpCo’s total assets, as applicable, at year-end for the last two completed fiscal years; and

•

a director, executive officer, holder of more than 5% of the outstanding capital stock of us, Graphite or LENZ OpCo, or any member of such person’s immediate family had or will have a direct or indirect material interest.

Certain Relationships and Related Person Transactions—Graphite

License and Option to Acquire Nula-Cel Assets

On August 4, 2023, Graphite entered into a license and option agreement (“LOA”) with Kamau Therapeutics, Inc. (“Kamau”) pursuant to which it exclusively licensed to Kamau, and granted Kamau, an option to acquire certain intellectual property and materials related to its nula-cel program and related pre-clinical platform assets. The option included rights to assume the exclusive license agreement and the option agreement with The Board of Trustees of the Leland Stanford Junior University, as well as the license agreement with Integrated DNA Technologies, Inc., among other agreements. Exercise of the option was contingent on Kamau raising a minimum of $10 million in funds no later than August 4, 2024 (the “Financing Milestone”), which contingency could be waived by Graphite. In return for this license and option, Graphite received an equity interest in Kamau representing 20% of all outstanding shares on a fully diluted basis subject to dilution protection until the Financing Milestone. The LOA includes customary representations and warranties, limitations of liability and indemnification obligations for a transaction of this nature. The LOA automatically expires upon the first to occur of: (1) Kamau’s exercise of the option, (2) Kamau’s failure to exercise the option within a specified exercise period following achievement of the financing milestone, or (3) Kamau’s failure to achieve the financing milestone by a pre-agreed deadline. In addition, either party has the right to terminate the LOA for the uncured material breach or insolvency of the other party, and Graphite has the right to terminate the LOA if Kamau challenges any of the patent rights that are subject to the option. As a result of the 20% equity interest, Graphite has the ability to exert significant influence over Kamau and accounts for the interest as an equity method investment. Graphite records its proportionate share of investee’s equity in earnings or losses based on the most recently available financial information. Dr. Porteus, a director of Graphite prior to the closing of the Merger and stockholder of Graphite, is the founder and chief executive officer of Kamau. The 20% equity interest in the counterparty had minimal value upon execution of the LOA and Graphite did not record any amount in the financial statements related to the equity interest in the counterparty.

On September 12, 2023, Graphite and Kamau entered into an amendment to the LOA, under which Graphite agreed to assign certain contracts to Kamau prior to exercise of the option. On March 20, 2024, Kamau and Graphite executed a Patent and Trademark Assignment agreement reflecting Kamau’s exercise of the option.

Sale of Non-Genotoxic Targeted Conditioning Technology Assets

On August 1, 2023, Graphite entered into an asset purchase agreement (“APA”) with Maro Bio Inc. (“Maro”) pursuant to which Graphite sold to Maro, concurrently with the execution of the APA, certain assets related to its non-genotoxic conditioning technology in exchange for upfront consideration of $0.5 million. Maro was formed by Samsara BioCapital and funds affiliated with Versant Ventures, both of which were greater than 5% stockholders of Graphite. Additional consideration included certain contingent milestone payments totaling up to approximately $1.0 million in the aggregate, and potential fees upon the completion of certain transactions by the acquirer. The APA also provided for reimbursement of certain research and development amounts incurred prior to closing of approximately $0.6 million as well as certain transition services to be provided by Graphite to Maro. Under the APA, Maro will also pay us a sub single digit percentage cash royalty of worldwide net sales of certain products incorporating the acquired technology. The royalty term will terminate on a product-by-product and country-by-country basis on the latest of (i) the ten (10) year anniversary of the first commercial sale of such product in such country, (ii) the expiration of the last-to-expire valid claim of a transferred patent that covers such product in such country, and (iii) the expiration of regulatory exclusivity with respect to such product in such country. The APA also includes customary representations and warranties, covenants and indemnification obligations for a transaction of this nature.

March 2024 PIPE Financing

On November 14, 2023, in connection with the execution of the Merger Agreement, Graphite entered into a subscription agreement with investors. Pursuant to the subscription agreement, on the closing date of the Merger and immediately prior to the effective time of the Merger, the investors subscribed for and purchased an aggregate of 3,559,565 shares of Common Stock at a price of $15.0299 per share for aggregate gross proceeds of approximately $53.5 million. The table below sets forth the number of shares of Common Stock purchased by related party holders in the March 2024 PIPE Financing:

Participant	Shares of Common Stock	Total Purchase Price ($)
Entities affiliated with RA Capital(1)	998,009	$14,999,975
Alpha Wave Ventures II, LP(2)	898,209	$13,499,991
Sectoral Asset Management Inc.(3)	332,670	$4,999,997
McCollum Living Trust(4)	16,633	$249,992

(1)	Zach Scheiner, a member of the LENZ board of directors, is an affiliate of RA Capital.
(2)	Chris Dimitropoulos, a member of LENZ OpCo’s board of directors until immediately prior to the effective time of the Merger, is an affiliate of Alpha Wave Ventures II, LP.
(3)	Stefan Larson, a member of LENZ OpCo’s board of directors until immediately prior to the effective time of the Merger, is a partner at Sectoral Asset Management Inc.
(4)	James McCollum, a member of the LENZ board of directors, is the trustee of the McCollum Living Trust.

In connection with the subscription agreement, Graphite entered into a registration rights agreement, contemporaneously with the sale of shares pursuant to the March 2024 PIPE Financing, with the investors pursuant to which Graphite agreed to prepare and file a registration statement with the SEC within 10 days after the closing of the March 2024 PIPE Financing for the purposes of registering the resale of the shares. LENZ filed a registration statement on Form S-1 on March 29, 2024 and amended such registration statement on April 9, 2024, and such registration statement was declared effective by the SEC on April 10, 2024. Graphite also agreed, among other things, to indemnify the investors, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incidents to Graphite’s obligations under the registration rights agreement.

Support Agreements Under the Merger

Concurrently with the execution of the Merger Agreement, (i) certain Graphite stockholders entered into the Graphite Support Agreements with Graphite and LENZ to vote all of their shares of Graphite common stock in favor of the proposals relating to the Merger and related transactions, and (ii) certain LENZ OpCo stockholders entered into the LENZ OpCo Support Agreements with LENZ OpCo and to vote all of their shares of LENZ OpCo capital stock in favor of the Merger Agreement and the related contemplated transactions and against any alternative acquisition proposals.

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, certain executive officers, directors and stockholders of Graphite and LENZ OpCo entered into the Lock-Up Agreements with Graphite, pursuant to which such parties agreed not to, except in limited circumstances, sell or transfer their shares of Graphite common stock, for the 90-day period following the closing.

Graphite Indemnification Agreements

Graphite has entered into agreements, and in the future plan to enter into agreements, to indemnify its directors and executive officers. These agreements, among other things, require Graphite to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in Graphite’s right, on account of any services undertaken by such person on behalf of Graphite or that person’s status as a member of the Graphite board of directors to the maximum extent allowed under Delaware law.

Certain Relationships and Related Person Transactions—LENZ OpCo

Private Placements of Securities

Series B Preferred Stock Financing. In March 2023, LENZ OpCo issued and sold an aggregate of 28,019,181 shares of its Series B Preferred Stock at a purchase price of $2.9801 per share for an aggregate purchase price of approximately $83.5 million.

Purchasers of LENZ OpCo’s Series B Preferred Stock included certain of its directors and holders of more than 5% of its capital stock at the time of the financing. The following table presents the number of shares and the total purchase price paid by these entities:

Investor	Shares of Series B Preferred Stock	Total Purchase Price
Alpha Wave Ventures II, LP(1)	13,422,368	$39,999,999
Point72 Biotech Private Investments, LLC-Series LT	5,033,388	$15,000,000
Entities affiliated with RA Capital(2)	5,033,388	$15,000,000
Entities affiliated with Versant Ventures(3)	167,779	$499,998
McCollum Living Trust(4)	167,779	$499,998
Entities affiliated with RTW	167,779	$499,998

(1)	Chris Dimitropoulos, a member of the LENZ OpCo board of directors until immediately prior to the effective time of the Merger, is an affiliate of Alpha Wave Ventures II, LP.
(2)	Zach Scheiner, a member of the LENZ board of directors, is an affiliate of RA Capital.
(3)	Clare Ozawa, a member of the LENZ OpCo board of directors until immediately prior to the effective time of the Merger, is an affiliate of Versant Ventures.
(4)	James McCollum, a member of the LENZ board of directors, is the trustee of the McCollum Living Trust.

The number of shares and purchase price per share set forth above are prior to giving effect to the exchange in accordance with the Merger Agreement.

Investors’ Rights Agreement

LENZ OpCo was a party to an amended and restated investors’ rights agreement with certain holders of its capital stock, including Alpha Wave Ventures II, LP, Point72 Biotech Private Investments, LLC-Series LT, entities affiliated with Versant Ventures and entities affiliated with RA Capital. Under LENZ OpCo’s amended and restated investors’ rights agreement, certain holders of its capital stock had the right to demand that LENZ OpCo file a registration statement or request that their shares of LENZ OpCo capital stock be covered by a registration statement that LENZ OpCo was otherwise filing. LENZ OpCo’s amended and restated investors’ rights agreement terminated in connection with the closing.

Voting Agreement

LENZ OpCo was a party to an amended and restated voting agreement, as amended, with certain holders of its capital stock, including, among others, Evert Schimmelpennink, its President, Chief Executive Officer and a member of its board of directors, Shawn Olsson, its Chief Commercial Officer, James McCollum, a member of its board of directors, Marc Odrich, its Chief Medical Officer, Alpha Wave Ventures II, LP, Point72 Biotech Private Investments, LLC-Series LT, entities affiliated with Versant Ventures and entities affiliated with RA Capital. The parties to the voting agreement agreed, subject to certain conditions, to vote the shares of LENZ OpCo capital stock held by them so as to maintain the size of the board of directors at eight (8) and to elect certain nominees to the board of directors.

Upon the closing of the Merger, the obligations of the parties to the voting agreement to vote their shares so as to elect these nominees, as well as the other rights and obligations under this agreement, terminated and none of the LENZ OpCo stockholders have any special rights regarding the nomination, election or designation of members of the board of directors of LENZ Therapeutics pursuant to such agreement.

LENZ OpCo Indemnification Agreements and Insurance

LENZ OpCo has entered, and intends to continue to enter, into separate indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws. The indemnification agreements and its certificate of incorporation and bylaws generally require LENZ to indemnify its directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.

LENZ OpCo Policies for Approval of Related Party Transactions

LENZ OpCo did not have a written policy regarding the review and approval of related person transactions. Nevertheless, with respect to such transactions, it had been the practice of the LENZ OpCo board of directors to consider the nature of and business reasons for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, LENZ OpCo’s best interests.

Our Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

OTHER MATTERS

Stockholder Proposals or Director Nominations for 2026 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2026 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before December 29, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

LENZ Therapeutics, Inc.

Attention: Corporate Secretary

201 Lomas Santa Fe Drive, Suite 300

Solana Beach, California 92075

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2026 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than 5:00 p.m., Pacific Time, on February 10, 2026, and

•	no later than 5:00 p.m., Pacific Time, on March 12, 2026.

In the event that we hold our 2026 annual meeting more than 30 days before or more than 60 days after the one-year anniversary of this year’s annual meeting, or if we do not hold our 2025 annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices not later than the close of business on the later of:

•	the 90th day prior to the day of our 2026 annual meeting, or

•	the 10th day following the day on which public announcement of the date of our 2026 annual meeting is first made.

In addition to satisfying the requirements of our amended and restated bylaws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees (other than our nominees) must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act, no later than April 11, 2026.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2024 Annual Report

Our financial statements for our fiscal year ended December 31, 2024 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at https://ir.lenz-tx.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to LENZ Therapeutics, Inc., 201 Lomas Santa Fe Drive, Suite 300, Solana Beach, California 92075, Attention: Investor Relations.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

* * *

The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

Solana Beach, California

April 28, 2025

   P.O. BOX 8016, CARY, NC 27512-9903

LENZ Therapeutics, Inc.
Annual Meeting of Stockholders

For Stockholders of record as of April 14, 2025

Tuesday, June 10, 2025 10:00 AM, Pacific Time

Annual Meeting to be held live via the Internet - please visit

www.proxydocs.com/LENZ to register to attend the Annual Meeting

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 10:00 AM, Pacific Time, June 10, 2025.

Internet:
www.proxypush.com/LENZ

● Cast your vote online
● Have your Proxy Card ready
● Follow the simple instructions to record your vote
Phone: 1-866-437-3790
● Use any touch-tone telephone
● Have your Proxy Card ready
● Follow the simple recorded instructions
Mail:
● Mark, sign and date your Proxy Card
● Fold and return your Proxy Card in the postage-paid
envelope provided

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Daniel Chevallard and Evert Schimmelpennink (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of LENZ Therapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

LENZ Therapeutics, Inc. Annual Meeting of Stockholders

Please make your marks like this:

FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2

BOARD OF
DIRECTORS
PROPOSAL		YOUR VOTE		RECOMMENDS

1.  To elect two Class III directors to hold office until our 2027 annual meeting of stockholders and two Class I directors to hold office until our 2028 annual meeting of stockholders, each until their respective successors are elected and qualified.

	FOR	WITHHOLD

Class III:

1.01 Kimberlee C. Drapkin	☐	☐		FOR

1.02 Zach Scheiner	☐	☐		FOR

Class I:

1.03 Frederic Guerard	☐	☐		FOR

1.04 James McCollum	☐	☐		FOR

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.	☐	☐	☐	FOR

☐	Check here if you would like to attend the meeting in person.
You must register to attend the meeting online and/or participate at www.proxydocs.com/LENZ

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date